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TABLE OF CONTENTS

Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

ENDOCHOICE HOLDINGS, INC.

at
$8.00 Net Per Share
by

Falcon Merger Corp.

a direct wholly-owned subsidiary of

Boston Scientific Corporation

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 4, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Falcon Merger Corp., Inc., a Delaware corporation (the "Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share ("Shares"), of EndoChoice Holdings, Inc., a Delaware corporation ("EndoChoice"), at a price per Share of $8.00 (the "Offer Price"), net to the holder in cash (less any applicable withholding taxes and without interest), subject to the terms and conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Purchaser is a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("BSC").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 2016 (the "Merger Agreement"), by and among BSC, the Purchaser and EndoChoice, under which the Purchaser will be merged with and into EndoChoice (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with EndoChoice surviving the Merger as a direct wholly-owned subsidiary of BSC.

        The board of directors of EndoChoice unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of EndoChoice and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the irrevocable acceptance for payment of Shares in the Offer, and (iv) resolved to recommend that EndoChoice's stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares, that, together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and no less than a majority of the voting power of the shares of capital stock of EndoChoice then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and entitled to vote in the election of directors or the adoption of the Merger Agreement and the approval of the Merger at the expiration of the Offer (the "Minimum Condition"). Pursuant to the Merger Agreement, for purposes of determining whether the Minimum Condition has been satisfied, BSC and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer, as of the date of expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the obtaining or lapsing of any waiting period or mandated filing under the Competition Act (Law 15/2007) of Spain by the Comisión Nacional de los Mercados y la Competencia and/or the Regulation on the Defence of Competition implemented by Royal Decree 261/2008 and (iii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        If the conditions to the Offer are satisfied and the Purchaser accepts for payment the Shares validly tendered and not properly withdrawn, promptly after the consummation of the Offer, it is expected that the Merger will be consummated pursuant to Section 251(h) of the Delaware General Corporation Law and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of EndoChoice will be required in connection with the Merger.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent for the Offer. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

        A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

October 7, 2016

 IMPORTANT

        Stockholders desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares");

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC (the "Depositary"), at its address on the back cover of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

        The Letter of Transmittal, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—"Procedure for Tendering Shares" are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, of EndoChoice Holdings, Inc.
Price Offered Per Share:	$8.00 net to you in cash, without interest, subject to any withholding of taxes required by applicable law
Scheduled Expiration of Offer:	one minute after 11:59 p.m., New York City time, on Friday, November 4, 2016, unless extended or earlier terminated
The Purchaser:	Falcon Merger Corp., a direct wholly-owned subsidiary of BSC
EndoChoice Board Recommendation:	EndoChoice's board of directors unanimously recommends that you accept the Offer and tender your Shares to the Purchaser in response to the Offer

        Falcon Merger Corp., Inc., a Delaware corporation, is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share ("Shares"), of EndoChoice Holdings, Inc., a Delaware corporation ("EndoChoice"), at a price per Share of $8.00, net to the holder in cash (less any applicable withholding taxes and without interest), subject to the terms and conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The Purchaser is a wholly owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("BSC").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 2016 (the "Merger Agreement"), by and among BSC, the Purchaser and EndoChoice, under which the Purchaser will be merged with and into EndoChoice (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with EndoChoice surviving the Merger as a direct wholly-owned subsidiary of BSC.

        The following are some of the questions you, as a stockholder of EndoChoice, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to the Purchaser.

Who is offering to buy my Shares?

        Our name is Falcon Merger Corp. (the "Purchaser"). We are a Delaware corporation and a direct wholly-owned subsidiary of BSC. We were formed in 2016 for the purpose of the transactions contemplated by the Merger Agreement, including making and completing the Offer and merging with and into EndoChoice in the Merger, and have not otherwise conducted any business operations. If the Offer closes, our sole purpose will be acquiring all of the issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning BSC and the Purchaser."

What is the class and amount of securities being sought in the Offer?

        We are offering to purchase all of the issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $8.00, net to you in cash, without interest, which we refer to as the "Offer Price," subject to any withholding of taxes required by applicable law, for each Share tendered and accepted for payment in the Offer. See Section 2—"Acceptance for Payment and Payment for Shares."

What does the board of directors of EndoChoice think of the Offer?

        The Offer is being made pursuant to the Merger Agreement with EndoChoice. The board of directors of EndoChoice unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of EndoChoice and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that Merger shall be effected as soon as practicable following the irrevocable acceptance for payment of Shares in the Offer, and (iv) resolved to recommend that EndoChoice's stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

Have any EndoChoice stockholders agreed to tender their Shares?

        Yes. The following persons have entered into a tender and support agreement with BSC and the Purchaser: River Cities Capital Fund IV L.P., River Cities Capital Fund IV (N.Q.P.) L.P., Envest III LLC, Mark G. Gilreath, David N. Gill, James R. Balkcom, J. Scott Carter, D. Scott Davis, William R. Enquist, R. Scott Huennekens, David L. Kaufman, David H. Mowry, Rurik Vandevenne, John Arant, Yoram Ashery, Gregg Costantino, Keith Davidson, Jill Gilmer, Arthur Lyness, Luke Olson, William Parks, George B. Pratt, Vincent Turturro, Nigel Wilkinson and James B. Young, Jr. The tender and support agreements provide, among other things, that these stockholders will tender their Shares to the Purchaser in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated prior to the acceptance for payment of Shares in the Offer and in the case of directors and affiliated funds, if there is a change in recommendation of the EndoChoice board. Pursuant to these tender and support agreements, EndoChoice's directors, affiliated funds and certain other stockholders have collectively agreed to tender approximately 5.8 million Shares, or approximately 22.4% of the Shares outstanding on September 27, 2016, the date of the tender and support agreements. See the "Introduction" to this Offer to Purchase and Section 13—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On September 26, 2016, the last trading day before we announced the Merger Agreement, the closing price of EndoChoice's common stock reported on New York Stock Exchange ("NYSE") was $4.22 per Share. On October 6, 2016, the last full trading day before commencement of the Offer, the closing price of EndoChoice's common stock reported on NYSE was $7.98 per Share. We advise you to obtain a recent quotation for EndoChoice's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We have arranged for sufficient funds, including the receipt of funds from BSC, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. BSC intends to fund amounts required in connection with the completion of the Offer and the Merger out of its available cash on hand. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for sufficient funds, including the receipt of funds from BSC, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See Section 10—"Source and Amount of Funds."

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered to the Purchaser in the Offer and received by the depositary, and not properly withdrawn before the expiration of the Offer a number of Shares that, when counted together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and no less than a majority of the voting power of the shares of capital stock of EndoChoice then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and entitled to vote in the election of directors or the adoption of the Merger Agreement and the approval of the Merger. We refer to this condition as the "Minimum Condition." Pursuant to the Merger Agreement, for purposes of determining whether the Minimum Condition has been satisfied, BSC and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by the Depository as of the date of expiration of the Offer.

What are the most significant conditions of the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase Shares that are validly tendered in the Offer unless, among other things:

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (which we refer to as the "HSR Act") has expired or terminated;

  •
  the approvals required under the Competition Act (Law 15/2007) of Spain by the Comisión Nacional de los Mercados y la Competencia and/or the Regulation on the Defence of Competition implemented by Royal Decree 261/2008 (which we refer to as the "Other Required Governmental Approvals") have been obtained or any waiting period thereunder has lapsed at or prior to the Expiration Date;

  •
  there is no lawsuit or other proceeding by (i) any governmental entity in the United States or Spain of competent jurisdiction to enforce certain antitrust and competition laws, (ii) any federal governmental entity of competent jurisdiction in the United States or (iii) any governmental entity of competent jurisdiction in any country other than the United States where EndoChoice sells certain of its products, other than countries where the Company sells only products included in EndoChoice's Fuse business ("Fuse"), in each case against BSC, the Purchaser or EndoChoice in connection with the Offer or the Merger:

    •
    seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger;

    •
    seeking to make illegal, restrain or prohibit the ownership or operation by BSC, EndoChoice or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of BSC or any of its affiliates, on the one hand, or EndoChoice and its subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger;

    •
    seeking to make illegal, restrain, prohibit or impose material limitations on the ability of BSC or the Purchaser effectively to acquire, hold or own Shares to be purchased in the Offer or the Merger; or

    •
    otherwise would be expected to have a Company Material Adverse Effect;

    and in each of the above cases BSC or the Purchaser shall have received a legal opinion from reputable local counsel in the jurisdiction in which such proceeding is pending that consummating the Offer or the Merger would be inadvisable while such proceeding is pending;

  •
  there is no law, judgment, order, decision, decree, stipulation, legal or arbitration award, ruling, settlement or injunction (other than waiting periods applicable to the Offer or the Merger under the HSR Act) that would reasonably be expected to result in any of the consequences described in the four sub-bullet points in the immediately preceding bullet point or that otherwise enjoins, makes illegal or prohibits the making or the completion of the Offer or the Merger;

  •
  the representations and warranties of EndoChoice in the Merger Agreement are true and correct, except as would not have a Company Material Adverse Effect, or in some cases are true and correct in all material respects or all respects or all respects except to the extent of any de minimis inaccuracies, as of the expiration of the Offer;

  •
  the material covenants of EndoChoice contained in the Merger Agreement have been performed or complied with in all material respects (or cured) prior to the expiration of the Offer;

  •
  since September 27, 2016, no Company Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements") has occurred; and

  •
  the Merger Agreement has not been terminated in accordance with its terms.

        The Offer is also subject to other conditions. See Section 14—"Conditions of the Offer."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration date of the Offer, you will have until one minute after 11:59 p.m., New York City time, on Friday, November 4, 2016, to tender your Shares to the Purchaser in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on the Expiration Date, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer for successive periods of up to 10 business days to permit the satisfaction of the conditions. However, (i) if on December 27, 2016, the only then unsatisfied or non-waived condition (excluding the Minimum Condition and any conditions that, by their nature, are to be satisfied as of the time of the Purchaser's irrevocable acceptance of the Shares) is the HSR Condition and the Other Governmental Approvals Condition (as each is defined in Section 14—"Conditions of the Offer"), we are not required to extend the Offer beyond June 27, 2017; and (ii) except as otherwise provided in clause (i), if on December 27, 2016 any condition to the Offer (excluding any conditions that, by their nature, are to be satisfied at the time of the Purchaser's irrevocable acceptance of the Shares) has not been satisfied, we are not required to extend the Offer beyond December 27, 2016. In addition, we have agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the "SEC") or its staff. Furthermore, we have agreed to extend the Offer on one occasion upon the request of EndoChoice if EndoChoice receives a Competing Proposal or an Adverse Recommendation Change (as each is defined in Section 13—"The Merger Agreement; Other Agreements") occurs for a period of time not to exceed 10 business days (as determined by EndoChoice), which 10 business day-period shall be extended by the time period contemplated in the Merger Agreement. However, the Purchaser shall not be required to extend the Offer beyond June 27, 2017.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares held as physical certificates, you must deliver the certificates representing your Shares, together with a properly completed Letter of Transmittal, to the Depositary for the Offer, before the Offer expires.

        If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three business days. However, the Depositary must receive the missing items within that three-business-day period or your Shares will not be validly tendered. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer.

        See Section 3—"Procedure for Tendering Shares."

Can holders of vested stock options or restricted stock units participate in the Offer?

        The Offer is only for Shares and not for any options to acquire Shares or restricted stock units.

        If you hold vested but unexercised stock options, and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and tender the Shares received upon exercise into the Offer.

        If you hold unvested restricted stock units, you may only tender the Shares you receive upon the vesting of your restricted stock units pursuant to their terms. See Section 3—"Procedure for Tendering Shares."

        Each option that is outstanding and unexercised immediately before the effective time of the Merger will be canceled in exchange for a cash payment equal to the amount by which the Offer Price exceeds the per share exercise price of such option (except for options for which the exercise price is greater than or equal to the Offer Price, which will be canceled for no consideration) multiplied by the number of Shares subject to such options, subject to applicable tax withholding. Each restricted stock unit that is outstanding immediately before the effective time of the Merger will be cancelled in exchange for a cash payment equal to the Offer Price for each Share subject to such restricted stock unit.

How will warrants to purchase Shares be treated in the Offer?

        Each warrant that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment, subject to applicable tax withholding, equal to the product of (i) the total number of Shares subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such warrant. If you hold a warrant that, immediately prior to cancellation, had an exercise price per Share that is equal to or greater than the Merger Consideration, you will not be entitled to any payment with respect to such cancelled warrant. See Section 13—"The Merger Agreement; Other Agreements."

How will restricted shares be treated in the Offer?

        Each Share that is subject to forfeiture or other restrictions granted under any of EndoChoice's equity plans shall, immediately prior to the effective time of the Merger, have such forfeiture and other restrictions removed, and shall be fully vested, transferrable and treated as all other outstanding Shares under the Merger Agreement.

If I accept the Offer, how will I get paid?

        If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments subject to any withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedure for Tendering Shares."

Until what time may I withdraw Shares that I have tendered?

        If you tender your Shares, you may withdraw them at any time until the Offer has expired. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4—"Withdrawal Rights."

If the Offer is completed, will EndoChoice continue as a public company?

        If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, BSC will own all of the outstanding capital stock of EndoChoice, and EndoChoice will no longer be a public company. See Section 7—"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations."

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

        The Minimum Condition requires that we acquire a number of Shares, that, when counted together with Shares (if any) owned by the Purchaser, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and no less than a majority of the voting power of the shares of capital stock of EndoChoice then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and entitled to vote in the election of directors or the adoption of the Merger Agreement and approval of the Merger. We will complete the Merger without a vote of the stockholders of EndoChoice pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for payment in the Offer, and we will not complete the Merger.

Are appraisal rights available in the Offer or the Merger?

        No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, EndoChoice stockholders whose Shares have not been purchased by the Purchaser pursuant to the Offer will have certain rights under Section 262 of the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. EndoChoice stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from EndoChoice. Any such judicial determination of the fair value of Shares could be based on considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including, without limitation, asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by the Purchaser pursuant to the Offer or to be received in the Merger. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. If any stockholder of EndoChoice who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price. See Section 15—"Certain Legal Matters."

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including, without limitation, Section 262 of the DGCL.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Do I have to vote to approve the Merger?

        No. BSC and the Purchaser intend to complete the Offer only if a sufficient number of Shares are tendered such that the Minimum Condition is satisfied. Under those circumstances, Section 251(h) of the DGCL would permit BSC and the Purchaser to consummate the Merger without the EndoChoice's stockholders' adoption of the Merger Agreement.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if the Shares no longer meet the guidelines for continued listing on NYSE as a result of the purchase of Shares in the Offer, the listing of the Shares on NYSE may be discontinued, and the Shares may not be eligible for listing on any other market or securities exchange. In addition, EndoChoice may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

Who can I talk to if I have questions about the Offer?

        You may call D.F. King & Co., Inc., the information agent for the Offer, at (800) 487-4870 (toll free) or (212) 269-5550 (call collect). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of EndoChoice Shares:

INTRODUCTION

        Falcon Merger Corp., a Delaware corporation (the "Purchaser"), and a direct wholly-owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("BSC"), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (collectively, the "Shares" and each, individually, a "Share"), of EndoChoice at a price of $8.00 per Share, net to the seller in cash, without interest (the "Offer Price"), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 2016 (the "Merger Agreement"), by and among BSC, the Purchaser and EndoChoice. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), the Purchaser will be merged with and into EndoChoice as soon as practicable without a vote of the stockholders of EndoChoice in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with EndoChoice surviving the Merger as a direct wholly-owned subsidiary of BSC (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by EndoChoice's stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law.

        The board of directors of EndoChoice unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of EndoChoice and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the irrevocable acceptance for payment of Shares in the Offer, and (iv) resolved to recommend that EndoChoice's stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with Shares, if any, owned by the Purchaser equals at least a majority of the Shares then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and no less than a majority of the voting power of the shares of capital stock of EndoChoice then outstanding (determined on a fully diluted basis, as defined in the Merger Agreement, immediately prior to the expiration of the Offer) and entitled to vote in the election of directors or the adoption of the Merger Agreement and the approval of the Merger at the expiration of the Offer (the "Minimum Condition"). Pursuant to the Merger Agreement, for purposes of determining whether the Minimum Condition has been satisfied, BSC and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been received by the Depository as of the date of expiration of the Offer. The Offer is also subject to the satisfaction of other conditions described in this Offer to Purchase, including (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Condition"), (ii) the obtaining of approvals or lapsing of any waiting period mandated under the Competition Act (Law 15/2007) of Spain by the Comisión Nacional de los Mercados y la Competencia and/or the Regulation on the Defence of Competition implemented by Royal Decree 261/2008 (the

"Other Governmental Approvals Condition"), and (iii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        EndoChoice has informed the Purchaser that, as of the close of business on September 23, 2016, there were (1) 25,393,206 Shares outstanding (exclusive of 612,786 Shares subject to forfeiture or other restrictions granted under EndoChoice's equity plans (each such Share, a "Company Restricted Share")), (2) 612,786 Company Restricted Shares outstanding, (3) 1,003,314 Shares reserved for issuance pursuant to the exercise of outstanding unexpired and unexercised options to purchase Shares, (4) 283,303 Shares subject to outstanding restricted stock units under EndoChoice's equity plans and (5) 4,061 Shares reserved for issuance pursuant to the exercise of outstanding unexpired and unexercised warrants to purchase Shares. Based upon the foregoing, as of the close of business on October 6, 2016, the Minimum Condition would be satisfied if 13,002,997 Shares were validly tendered and not properly withdrawn in the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered in the Offer, the Merger will be effected, without a vote of EndoChoice's stockholders, pursuant to Section 251(h) of the DGCL. See Section 12—"Purpose of the Offer; Plans for EndoChoice; Other Matters" and Section 13—"The Merger Agreement; Other Agreements."

        The following persons have entered into a tender and support agreement with BSC and the Purchaser, dated September 27, 2016: River Cities Capital Fund IV L.P., River Cities Capital Fund IV (N.Q.P.) L.P., Envest III LLC, Mark G. Gilreath, David N. Gill, James R. Balkcom, J. Scott Carter, D. Scott Davis, William R. Enquist, R. Scott Huennekens, David L. Kaufman, David H. Mowry, Rurik Vandevenne, John Arant, Yoram Ashery, Gregg Costantino, Keith Davidson, Jill Gilmer, Arthur Lyness, Luke Olson, William Parks, George B. Pratt, Vincent Turturro, Nigel Wilkinson and James B. Young, Jr.. The tender and support agreements provide, among other things, that the stockholders tender their Shares in the Offer. These stockholders may only withdraw their Shares from the Offer if the Merger Agreement is terminated prior to the acceptance for payment of Shares in the Offer. Pursuant to these tender and support agreements, the persons listed above have collectively agreed to tender approximately 5.8 million Shares, or approximately 22.4% of the Shares outstanding on September 27, 2016, the date of the tender and support agreements. See Section 13—"The Merger Agreement; Other Agreements."

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences."

        The Offer is made only for Shares and is not made for any options to acquire Shares or restricted stock units. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5—"Material U.S. Federal Income Tax Consequences." Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options. Holders of restricted stock units may not tender their restricted stock units or underlying Shares unless and until such restricted stock units vest, at which time the holder may tender the Shares issued pursuant to the restricted stock unit.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer (the "Depositary"), and D.F. King & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1.  Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment (which we refer to herein as the "Acceptance Time") and pay the Offer Price, subject to any withholding of taxes required by applicable law, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means one minute after 11:59 p.m., New York City time, on Friday, November 4, 2016, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time that the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser is required by the Merger Agreement to extend the Offer:

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  to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff;

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  on one occasion upon the request of EndoChoice if EndoChoice receives competing proposal to the Offer or the Board of Directors of EndoChoice otherwise changes its recommendation regarding the Offer for a period of time not to exceed 10 business days (as determined by EndoChoice);

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  for one or more periods of up to 10 business days each until, and including, December 27, 2016, if at the Expiration Date any of the conditions of the Offer have not been satisfied; and

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  for one or more periods of up to 10 business days each until June 27, 2017, if on the Expiration Date all of the conditions to the Offer have been satisfied, other than the HSR Condition, Other Governmental Approvals Condition and the Minimum Condition (as defined below in Section 14—"Conditions of the Offer").

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in paying for the Shares.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered to the Purchaser and not properly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, BSC, the Purchaser and EndoChoice will cause the Merger to become effective as soon as practicable after the Acceptance Time, without a vote of the stockholders of EndoChoice, in accordance with Section 251(h) of the DGCL.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with Shares, if any, owned by the Purchaser, equals at least a majority of the Shares issued and outstanding at the expiration of the Offer. The Offer is also subject to the satisfaction of other conditions, including the HSR Condition, the Other Governmental Approvals Condition and the condition that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of EndoChoice, we may not:

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  decrease the Offer Price;

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  change the form of consideration payable in the Offer;

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  reduce the maximum number of Shares to be purchased in the Offer;

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  amend or waive the Minimum Condition;

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  amend any of the conditions of the Offer described in Section 14—"Conditions of the Offer";

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  extend the Expiration Date in a manner other than in accordance with the Merger Agreement; or

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  impose conditions to the Offer other than those set forth in Section 14—"Conditions of the Offer."

        Subject to the Purchaser's obligation to extend the Offer as described above, if by the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules, regulations, interpretations or positions of the SEC or its staff:

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  terminate the Offer, not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering stockholders;

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  waive, to the extent permitted by applicable law, any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

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  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

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  amend certain provisions or make certain modifications to the Offer.

        If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules, regulations, interpretations and positions of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to EndoChoice's stockholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought, or any material changes made with respect to information not materially less significant than price or percentage of securities sought, generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        EndoChoice has agreed to provide the Purchaser with EndoChoice's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

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  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or

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  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

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  any other documents required by the Letter of Transmittal.

        The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares, and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights."

        The Purchaser reserves the right to transfer or assign its rights and obligations under the Merger Agreement, including the right to purchase Shares tendered in the Offer, to one or more direct or indirect subsidiaries of BSC, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  Procedure for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

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  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date;

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  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent's Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery for Unrestricted Shares" before the Expiration Date.

        Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility.    The Depositary has agreed to establish an account or accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described under "—Guaranteed Delivery for Unrestricted Shares" for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees for Shares.    No signature guarantee is required on the Letter of Transmittal, if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery for Shares.    If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder's tender may still be effected if all the following conditions are met:

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  the tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

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  the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which quotations are available for shares listed on the NYSE.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

        Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

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  Share certificates (or a timely Book-Entry Confirmation);

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  a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal); and

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  any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when the proper documents are received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint the designees of the Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, to the fullest extent permitted by law, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, to the extent permitted by applicable law and EndoChoice's certificate of incorporation and bylaws, at any annual, special or adjourned meeting of EndoChoice's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Options.    The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may participate in the Offer only if they first exercise their options in accordance with and subject to the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

        Restricted Stock Units.    The Offer is made only for Shares and is not made for restricted stock units. Holders of unvested restricted stock units may only tender the Shares received upon the vesting of restricted stock units pursuant to their terms. Each restricted stock unit that is outstanding immediately before the effective time of the Merger will be cancelled in exchange for a cash payment equal to the Offer Price for each Share subject to such restricted stock unit.

        Restricted Shares.    Each Share that is subject to forfeiture or other restrictions granted under any of EndoChoice's equity plans shall, immediately prior to the effective time of the Merger, have such forfeiture and other restrictions removed, and shall be fully vested, transferrable and treated as all other outstanding Shares under the Merger Agreement.

        Warrants.    Warrants to purchase Shares that are outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment, subject to applicable tax withholding, equal to the product of (i) the total number of Shares subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such warrant. No holder of a warrant to purchase Shares that, immediately prior to cancellation, had an exercise price per Share that is equal to or greater than the Merger Consideration will be entitled to any payment with respect to such cancelled warrant.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined not to be in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, BSC, the Depositary, the Information Agent, EndoChoice or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.  Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

        Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after December 5, 2016, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares tendered in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time before the Expiration Date.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, BSC, the Depositary, the Information Agent, EndoChoice or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.  Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of the material U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Shares. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the disposition of the Shares in the Offer and the Merger.

        This discussion is limited to holders who hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address the U.S. federal income tax consequences to holders subject to special rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  persons holding our Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  "S corporations," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our Shares under the constructive sale provisions of the Code;

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  persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

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  tax-qualified retirement plans;

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  Persons who own (directly or through attribution) 5% or more (by vote or value) of our outstanding Shares; and

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  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

        This discussion also does not address the U.S. federal income tax consequence to holders of Shares who exercise appraisal rights in connection with the Merger under the DGCL.

        If an entity taxed as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of an owner in such entity generally will depend on the status of the owner, the activities of such entity and certain determinations made at the owner level. Accordingly, entities holding Shares that are treated as partnerships for U.S. federal income tax purposes and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

        Definition of a U.S. Holder.    For purposes of this discussion, a "U.S. holder" is any beneficial owner of Shares that for U.S. federal income tax purposes is or is treated as:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia or any subdivision thereof or that is otherwise treated as a domestic corporation under the Code;

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  an estate, the income of which is includible in gross income for U.S. federal income tax regardless of its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares surrendered. Gain or loss must be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Share for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

        Definition of a Non-U.S. Holder.    For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of Shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the disposition of the Shares in the Offer or the Merger unless:

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  the recognized gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  Shares constitute U.S. real property interests ("USRPIs") by reason of EndoChoice's status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, EndoChoice believes that it is not currently a USRPHC. Because the determination of whether EndoChoice is a USRPHC depends on the fair market value of EndoChoice's USRPIs relative to the fair market value of EndoChoice's non-U.S. real property interests and other business assets, there can be no assurance EndoChoice is not currently a USRPHC. Even if EndoChoice is a USRPHC, gain realized on the disposition of the Shares in the Offer or the Merger by a non-U.S. holder of the Shares will not be subject to U.S. federal income tax if the Shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding Shares throughout the shorter of the five-year period ending on the effective date of the Merger or the non-U.S. holder's holding period. Non-U.S. holders owning (actually or constructively) more than 5% of the Shares should consult their own tax advisors regarding the U.S. federal income tax considerations of the Offer and the Merger.

        Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6.  Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on NYSE under the symbol "GI." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NYSE, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2015
Third Quarter	$17.15	$11.97
Fourth Quarter	$12.85	$7.37
Fiscal Year Ending December 31, 2016
First Quarter	$8.36	$3.70
Second Quarter	$5.73	$3.64
Third Quarter	$8.03	$3.64

        On September 26, 2016, the last full trading day before public announcement of the Merger Agreement, the closing price reported on NYSE was $4.22 per share. On October 6, 2016, the last full trading day before the commencement of the Offer, the closing price reported on NYSE was $7.98 per share. Stockholders are urged to obtain a current market quotation for the Shares.

        As of the date of the Merger Agreement, EndoChoice had never declared or paid any cash dividends on its capital stock. The Merger Agreement provides that, without the Purchaser's prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, EndoChoice may not declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock or other equity interests, including the Shares. Accordingly, EndoChoice is not expected to declare or pay any quarterly cash dividends during the pendency of the Merger Agreement. EndoChoice is not expected to declare or pay cash dividends after completion of the Offer.

7.  Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and EndoChoice will consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger. If the Offer is successful, there will be no market for the Shares because the Purchaser intends to consummate the Merger as soon as practicable following the acceptance for payment of Shares in the Offer.

        NYSE Listing.    The Shares are currently listed on The New York Stock Exchange ("NYSE"). Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on NYSE if, among other things, EndoChoice does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. If the Shares are not delisted prior to the Merger, we intend to cause the delisting of the Shares from NYSE promptly following the consummation of the Merger.

        If NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

        Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by EndoChoice to its stockholders and would make certain provisions of the Exchange Act no longer applicable to EndoChoice, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of "affiliates" of EndoChoice and persons holding "restricted securities" of EndoChoice to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect EndoChoice will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning EndoChoice

        EndoChoice.    EndoChoice Holdings, Inc. is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, EndoChoice is a medical device company focused exclusively on designing and commercializing a platform of innovative products and services for gastrointestinal, or GI, caregivers. EndoChoice serves over 2,500 GI departments that perform endoscopic procedures, which represent approximately one-third of the U.S. market. EndoChoice offers a comprehensive range of products and services that span single-use devices and infection control products, pathology and imaging systems. In December 2013, EndoChoice began limited commercialization of its Fuse® full spectrum endoscopy system, or Fuse®.

        EndoChoice's legal name as specified in its certificate of incorporation is EndoChoice Holdings, Inc.. EndoChoice's principal executive offices are located at 11810 Wills Road, Alpharetta, Georgia, 30009. The telephone number of EndoChoice at that office is (888) 682-3636.

        Available Information.    EndoChoice is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning EndoChoice's directors and officers, their remuneration, options and restricted stock units granted to them, the principal holders of EndoChoice's securities and any material interests of such persons in transactions with EndoChoice is required to be disclosed in proxy statements distributed to EndoChoice's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to EndoChoice that has been filed via the EDGAR system.

        Financial Projections.    EndoChoice provided BSC with selected unaudited projected financial information concerning EndoChoice. Such information is described in EndoChoice's Schedule 14D-9, which will be filed with the SEC and is being mailed to EndoChoice's stockholders within three days of this Offer to Purchase. EndoChoice's stockholders are urged to, and should, carefully read the Schedule 14D-9.

9.     Certain Information Concerning BSC and the Purchaser

        BSC and the Purchaser.    BSC is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties. BSC's mission is to transform lives through innovative medical solutions that improve the health of patients around the world. BSC's products and technologies are used to diagnose or treat a wide range of medical conditions, including heart, vascular, digestive, pulmonary, urological, pelvic health, and chronic pain conditions. BSC continues to innovate in these areas and are intent on extending our innovations into new geographies and high-growth adjacency markets. BSC's principal executive offices are located at 300 Boston Scientific Way, Marlborough, Massachusetts, 01752. The telephone number of BSC at such office is (508) 683-4000.

        The Purchaser is a Delaware corporation that was formed in 2016 for the purpose of acquiring BSC. Other than in connection with the Merger Agreement or the Offer, since its formation, the Purchaser has not conducted business operations. If the Purchaser accepts Shares for purchase in the Offer, the sole purpose of the Purchaser will be to complete the Offer and the Merger. The Purchaser is a direct wholly-owned subsidiary of BSC. Until immediately before the time the Purchaser accepts Shares for purchase in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser's legal name as specified in its certificate of formation is Falcon Merger Corp. The Purchaser's principal executive offices are located 300 Boston Scientific Way, Marlborough, Massachusetts, 01752. The telephone number of the Purchaser at that office is (508) 683-4000.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of BSC and the Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase, (i) neither BSC nor the Purchaser, nor any of the persons or entities listed in Schedule I or any associate or other majority-owned subsidiary of BSC or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of EndoChoice and (ii) neither BSC nor the Purchaser, nor any of the persons or entities referred to in clause (i) above, has effected any transaction in the Shares or any other equity securities of EndoChoice during the past 60 days.

        Except as set forth in this Offer to Purchase, neither BSC nor the Purchaser, nor any of the persons or entities listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with EndoChoice or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between BSC or any of its subsidiaries (including the Purchaser) or any of the persons or entities listed in Schedule I to this Offer to Purchase, on the one hand, and EndoChoice or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of BSC or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of BSC or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, BSC and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by BSC and the Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to BSC and the Purchaser that has been filed with the SEC via the EDGAR system.

10.   Source and Amount of Funds

        Completion of the Offer is not conditioned upon obtaining financing. BSC and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $213 million plus any related transaction fees and expenses. The Purchaser will receive these funds from BSC or one or more of its subsidiaries.

        Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the

Offer, we do not believe the financial condition of the Purchaser or BSC is material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.   Background of the Offer; Past Contacts, Negotiations and Transactions

        The following is a description of contacts between representatives of BSC and its affiliates and representatives of EndoChoice and other persons that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of EndoChoice's activities relating to these contacts, please refer to EndoChoice's Schedule 14D-9 mailed to its stockholders with this Offer to Purchase.

        BSC's management team regularly evaluates business development opportunities across its strategic focus areas, including in its endoscopy business. Representatives of BSC met with Mr. Mark Gilreath, President and Chief Executive Officer of EndoChoice, and Mr. David Gill, Chief Financial Officer of EndoChoice, during the J.P. Morgan Healthcare Conference in January 2015.

        On March 1, 2016, Mr. Uri Geiger, who was at the time a member of the EndoChoice's Board of Directors (the "EndoChoice Board"), emailed Mr. Michael Mahoney, Board Chairman and Chief Executive Officer of BSC, stating that he was exploring potential strategic alternatives for EndoChoice and inquired whether BSC would be interested in a strategic transaction with EndoChoice. Mr. Geiger attached to the email a copy of an EndoChoice management presentation, which contained publicly available information and which had been made by Mr. Gilreath at the January 13, 2016 J.P. Morgan Healthcare Conference. Mr. Geiger is a managing director of U.M. Accelmed L.P., a private equity firm based in Israel that focused on investments in medical device companies and technologies.

        On March 28, 2016, Mr. David Pierce, Senior Vice President and President of BSC's endoscopy division, Mr. Charlie Attlan, Senior Vice President of Business Development of BSC, and Mr. Michael Ryan, Director of Business Development of BSC, called Mr. Gilreath and expressed interest in discussing a possible strategic transaction with EndoChoice. Following the telephone call, Mr. Ryan emailed a letter containing a non-binding indication of interest for an all-cash acquisition of 100% of the Shares, indicating that BSC might be able to pay a substantial premium to the then-current trading price of the Shares, and that BSC was prepared to perform expedited due diligence in order to submit a specific proposal.

        On March 30, 2016, Mr. Gilreath sent a letter to Mr. Pierce in response to BSC's indication of interest stating that the EndoChoice Board was not prepared to share information at that time without an indicative price.

        On March 31, 2016, Messrs. Attlan and Ryan had a call with Mr. Gilreath, during which Mr. Gilreath indicated that EndoChoice's first quarter results and full year sales guidance would be publicly disclosed on May 5, 2016. Following the conversation that occurred on March 31, 2016, Mr. Gilreath and Messrs. Attlan and Ryan agreed to discuss further a potential strategic transaction after EndoChoice's Q1 2016 earnings release in early May.

        On May 16, 2016, Mr. Attlan sent a letter to Mr. Gilreath expressing an indication of interest in a proposed acquisition of 100% of EndoChoice by BSC for $9.00 per Share in cash, based on significant assumptions and subject to completion of due diligence.

        On May 21, 2016, Mr. Gilreath informed Messrs. Attlan and Ryan that the EndoChoice Board had determined not to engage in discussions regarding a potential strategic transaction at $9.00 per Share and on the terms set forth in the May 16 letter, but that the EndoChoice Board would be willing to evaluate a potential transaction at a higher price.

        On May 27, 2016, Messrs. Pierce, Attlan and Ryan telephoned Mr. Gilreath and informed him that while BSC did not have another specific proposal, it could reevaluate its then-current proposal if provided with the ability to conduct a limited due diligence review. Mr. Gilreath noted that he would discuss this request with the EndoChoice Board, and also stressed that the EndoChoice Board would expect a proposal higher than $9.00 per Share.

        On June 1, 2016, EndoChoice's confidentiality agreement was provided to BSC.

        On June 6, 2016, EndoChoice executed the confidentiality agreement with BSC and BSC thereafter received EndoChoice's due diligence package.

        On June 7, 2016, Mr Gilreath informed Messrs. Attlan and Ryan that Guggenheim Securities had been retained as EndoChoice's financial advisor.

        On June 17, 2016, Messrs. Gilreath and Gill met with Mr. Pierce, Mr. Attlan and other representatives of BSC in Boston, Massachusetts for due diligence discussions regarding EndoChoice's business, including discussions of certain financial projections prepared by EndoChoice management as of June 2016.

        On June 24, 2016, Messrs. Attlan and Ryan called representatives of Guggenheim Securities and informed them that based on BSC's due diligence review, BSC was only interested in pursuing a transaction for EndoChoice's assets other than those relating to Fuse at a value in the "mid-to-high single digits" per Share. Later that same day, on behalf of EndoChoice, a representative of Guggenheim Securities called Messrs. Attlan and Ryan and indicated that EndoChoice had no interest to pursue a transaction as outlined by BSC.

        On July 13, 2016, on behalf of EndoChoice, a representative of Guggenheim Securities called Mr. Attlan to indicate that EndoChoice was exploring a potential strategic transaction, and that if BSC had interest BSC should inform Guggenheim Securities prior to an EndoChoice board meeting scheduled for July 26, 2016.

        On July 20, 2016, Messrs. Attlan and Ryan of BSC called a representative of Guggenheim Securities and reconfirmed BSC's interest in EndoChoice's non-Fuse business at a value of up to the "high single digits" per Share. The Guggenheim Securities representative responded on behalf of EndoChoice that EndoChoice was interested in a strategic transaction for the entire company.

        On July 27, 2016, on behalf of EndoChoice, a representative of Guggenheim Securities called Messrs. Attlan and Ryan and informed them that, should BSC be willing to explore a strategic transaction for the entire company, EndoChoice's management team would be willing to provide a business update after EndoChoice's Q2 2016 earnings release on August 4.

        On July 29, 2016, Mr. Ryan contacted a representative of Guggenheim Securities to request additional due diligence calls relating to EndoChoice's earnings for the second quarter and potential tax and business implications of a separation of Fuse from EndoChoice's non-Fuse business.

        On August 5, 2016, on behalf of EndoChoice, representatives of Guggenheim Securities provided to BSC EndoChoice's revised five-year forecast prepared by EndoChoice's management based on EndoChoice's actual earnings reported for the quarter ended June 30, 2016.

        On August 8, 2016, Mr. Gilreath and Mr. Gill met with representatives of BSC in Boston to discuss Fuse and other EndoChoice business and financial updates, including the revised five-year forecast prepared by EndoChoice's management based on EndoChoice's actual earnings reported for the quarter ended June 30, 2016.

        On August 9, 2016, on behalf of EndoChoice, representatives of Guggenheim Securities provided certain historical financial materials relating to EndoChoice to BSC.

        On August 10, 2016, Mr. Gilreath, Mr. Gill and representatives of Deloitte & Touche LLP ("Deloitte"), EndoChoice's tax advisor, held a due diligence call with BSC to further discuss a potential separation of Fuse and the potential tax and economic implications of alternative transaction structures, including the value of EndoChoice's net operating losses. Representatives of Guggenheim Securities also attended this call.

        On August 12, 2016, Messrs. Attlan and Ryan telephoned representatives of Guggenheim Securities and communicated BSC's oral proposal to acquire EndoChoice's assets, other than assets relating to Fuse, in a structured asset acquisition for $7.50 per Share in cash. Representatives of Guggenheim Securities, on behalf of EndoChoice, responded that they did not believe the EndoChoice Board would be interested in a transaction at that price or for less than all of the outstanding Shares, but that they would discuss BSC's proposal with the EndoChoice Board.

        On August 17, 2016, Mr. Gilreath, Mr. Gill and Mr. James Young, General Counsel and Corporate Secretary of EndoChoice, held a telephone conference conversation with representatives of BSC relating to the potential separation or shut-down of Fuse. At the meeting, Mr. Gilreath stressed the EndoChoice Board's strong desire that any strategic transaction be for the entire company. Representatives of Guggenheim Securities also attended this meeting.

        On August 24, 2016, BSC submitted a written proposal to acquire 100% of EndoChoice in a stock acquisition for $8.00 per Share in cash.

        On August 26, 2016, on behalf of EndoChoice, representatives of Guggenheim Securities telephoned BSC and requested that BSC submit its best and final offer for a potential strategic transaction.

        On August 29, 2016, in response to EndoChoice's request for BSC's best and final offer, BSC confirmed its written indication of interest to acquire 100% of EndoChoice in a stock acquisition for $8.00 per Share in cash. The offer was contingent upon a three-week exclusivity period to complete due diligence.

        On September 1, 2016, BSC sent EndoChoice an indication of interest that was updated to extend its expiration time to 5:00 p.m. on September 2, 2016. EndoChoice and BSC executed such extended indication of interest later that day.

        On September 6, 2016, BSC and Latham & Watkins LLP ("Latham"), legal counsel to BSC and the Purchaser, commenced an additional legal and business due diligence review of EndoChoice, including document review and conference calls relating to finance, tax, human resources, intellectual property and legal due diligence.

        On September 13, 2016, Latham submitted a draft of the Merger Agreement to King & Spalding and EndoChoice. Also on September 13, 2016, representatives of EndoChoice and BSC visited EndoChoice's facility in Nashville, Tennessee.

        On September 14, 2016, representatives of EndoChoice and BSC visited EndoChoice's headquarters in Alpharetta, Georgia. Also on September 14, 2016, Mr. Gill, representatives of BSC and representatives of Deloitte held a due diligence call on tax matters.

        On September 15, 2016, Mr. Gill, representatives of BSC and representatives of PricewaterhouseCoopers LLP, BSC's independent auditors, held a due diligence call on financial matters.

        On September 17, 2016, representatives of King & Spalding submitted a mark-up of the merger agreement to representatives of Latham. In addition to providing a mark-up of the merger agreement, representatives of King & Spalding contacted representatives of Latham to discuss certain provisions, including EndoChoice's request that the "fiduciary-out" provisions in the merger agreement include an "intervening event" clause and that EndoChoice be permitted to terminate the merger agreement after signing if EndoChoice received a superior proposal for the Fuse-only portion of its business.

        On September 19, 2016, Mr. Gilreath, Mr. Gill, Mr. Young and other members of the EndoChoice management team met with members of the BSC management team in Boston, Massachusetts to continue due diligence discussions.

        Throughout the week of September 19, 2016 and through September 26, 2016, representatives of King & Spalding and representatives of Latham continued to negotiate the merger agreement, related disclosure schedules and form of support agreement.

        On September 21, 2016, representatives of EndoChoice (including Mr. Gill) and BSC visited EndoChoice's facility in Halstenbek, Germany.

        At 5:00 p.m. Eastern on September 22, 2016, the exclusivity period under the Exclusivity Agreement expired.

        On September 22, 2016, EndoChoice and BSC executed an extension of the Exclusivity Agreement through 11:59 p.m. on September 27, 2016.

        On September 23, 2016, representatives of King & Spalding and representatives of Latham had a conference call to discuss open points in the merger agreement, including those related to deal certainty and deal protection. In particular, representatives of Latham emphasized that BSC would not agree to allow EndoChoice to terminate the merger agreement if EndoChoice received an offer for Fuse. Rather, BSC would only agree to allow EndoChoice to terminate the merger agreement if EndoChoice received an offer for 85% of the stock or assets of EndoChoice.

        On September 25, 2016, representatives of BSC continued their due diligence review of EndoChoice and BSC, Latham, EndoChoice and King & Spalding participated in final due diligence discussions. Later in the day on September 25, 2016, EndoChoice provided BSC with an updated outlook for revenues in the third quarter of 2016.

        On September 26, 2016, representatives of King & Spalding, Latham, BSC and EndoChoice had numerous telephone calls to negotiate the final terms of the merger agreement and form of support agreement and finalized the disclosure schedules to the merger agreement.

        On the afternoon of September 26, 2016, representatives of Latham confirmed to representatives of King & Spalding that BSC's Board of Directors had approved the execution of the merger agreement and the Transactions.

        On the morning of September 27, 2016, EndoChoice and BSC executed and delivered the Merger Agreement and issued a joint press release publicly announcing the execution of the Merger Agreement and the transactions contemplated under the Merger Agreement. Also on the morning of September 27, 2016 certain EndoChoice stockholders entered into the support agreements.

12.   Purpose of the Offer; Plans for EndoChoice; Other Matters

        Purpose of the Offer.    The purpose of the Offer is to enable BSC and the Purchaser to acquire control of, and would be the first step in BSC' acquisition of the entire equity interest in, EndoChoice. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will become effective as soon as practicable following the completion of the Offer without a vote of EndoChoice's stockholders in accordance with Section 251(h) of the DGCL.

        If the Merger is completed, BSC will directly own 100% of the equity interests in EndoChoice and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of EndoChoice and entitlement to any increase in its value. Similarly, BSC will also bear the risk of any losses incurred in the operation of EndoChoice and any decrease in the value of

EndoChoice. Following completion of the Merger, EndoChoice will be wholly-owned by BSC. At the effective time of the Merger, the directors of the Purchaser, as set forth in Schedule I hereto, or such other individuals designated by BSC, shall become the directors of EndoChoice, and will hold office until their respective successors have been elected, designated or qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation.

        EndoChoice stockholders who sell their Shares in the Offer will cease to have any equity interest in EndoChoice and to participate in any future growth in EndoChoice. If the Merger is completed, the current stockholders of EndoChoice will no longer have an equity interest in EndoChoice and instead will have only the right to receive an amount in cash equal to the Offer Price, or to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of EndoChoice will not bear the risk of any decrease in the value of EndoChoice after selling their Shares in the Offer or the Merger.

        Plans for EndoChoice.    After completion of the Offer and the Merger, EndoChoice will be a direct wholly-owned subsidiary of BSC. With respect to the Fuse colonoscope, BSC intends to evaluate strategic options, and expects to provide further clarity at or around the time of the closing of the Merger. BSC expects to operate EndoChoice's facilities in the same manner as BSC's other facilities, using the best capabilities of EndoChoice and BSC to optimize operations, including making investments where appropriate. We cannot speculate on future activities, and we reserve the right to change our plans and intentions at any time, as we deem appropriate.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 will not be applicable to the Merger because the Merger will be effected as soon as practicable, and in any event assuming satisfaction or waiver of the conditions to the Merger, within three business days following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning EndoChoice and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is completed, holders of the Shares immediately before the effective time of the Merger who have properly made a demand for appraisal and who comply with the applicable procedures in Section 262 of the DGCL will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Offer Price for their Shares. The value so determined could be more or less than the Offer Price. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect appraisal rights under Section 262 of the DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, attached as Annex II to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the appraisal rights of stockholders in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL in connection with the Merger and is qualified in its entirety by reference to "Notice of Appraisal Rights" contained in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the Offer Price.

13.   The Merger Agreement; Other Agreements

Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning EndoChoice." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. The Merger Agreement is not intended to provide you with any factual information about EndoChoice, BSC or the Purchaser. Such information can be found elsewhere in this Offer to Purchase. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of EndoChoice), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of EndoChoice. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of EndoChoice, BSC or the Purchaser or any of their respective subsidiaries or affiliates.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within eight business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver (to the extent permitted by applicable law) by the Purchaser, of the other conditions that are described in Section 14—"Conditions of the Offer," the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date (and in any event within three business days) after the Expiration Date.

        BSC and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without EndoChoice's prior written approval the Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the

Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions of the Offer described in Section 14—"Conditions of the Offer", (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement, or (vii) impose additional conditions of the Offer.

        The Merger Agreement provides that the Purchaser will extend the Offer:

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  to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff;

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  for successive periods of up to 10 business days each if at any then scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived; however, (i) if on December 27, 2016, the only then unsatisfied or non-waived condition (excluding the Minimum Condition and any conditions that, by their nature, are to be satisfied as of the time of the Purchaser's irrevocable acceptance of the Shares) is the HSR Condition and the Other Governmental Approvals Condition, we are not required to extend the Offer beyond June 27, 2017; and (ii) except as otherwise provided in clause (i), if on December 27, 2016 any condition to the Offer (excluding any conditions that, by their nature, are to be satisfied at the time of the Purchaser's irrevocable acceptance of the Shares) has not been satisfied, we are not required to extend the Offer beyond December 27, 2016. In addition, we have agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff; and/or

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  on one occasion upon the request of EndoChoice if EndoChoice receives a Competing Proposal or an Adverse Recommendation Change occurs, for a period of time not to exceed ten (10) Business Days (as determined by EndoChoice), which ten (10) Business Day-period shall be extended by the time period contemplated by the Merger Agreement; provided, however, that the Purchase shall not be required to extend the Offer beyond the Outside Date.

        The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of EndoChoice, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly, irrevocably and unconditionally terminate the Offer and cause the Depositary to return all Shares tendered in the Offer.

        The Merger.    The Merger Agreement provides that, following completion of the Offer (if applicable) and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

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  the Merger shall be effected pursuant to Section 251(h) of the DGCL;

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  the Purchaser will be merged with and into EndoChoice;

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  EndoChoice will continue as the surviving corporation of the Merger (which we refer to as the "surviving corporation"); and

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  all property, rights, privileges, immunities, powers and franchises of EndoChoice and the Purchaser will vest in the surviving corporation and continue unaffected by the Merger and all of their debts, liabilities and duties will become debts, liabilities and duties of the surviving corporation.

        At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to be the certificate of incorporation and bylaws of the surviving corporation in the forms attached to the Merger Agreement, with the entity name updated to be "EndoChoice Holdings, Inc."

        Conditions to Completion of the Merger.    The respective obligations of BSC and the Purchaser, on the one hand, and EndoChoice, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

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  the Purchaser has irrevocably accepted for payment all Shares validly tendered and not properly withdrawn in the Offer; and

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  the completion of the Merger has not been restrained, enjoined or prohibited by any Order of a court of competent jurisdiction or any other governmental entity and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity that prevents the consummation of the Merger.

        Conversion of Capital Stock.    At the effective time of the Merger, by virtue of the Merger and without any further action:

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  each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares irrevocably accepted for payment in the Offer and Shares that properly seek appraisal under applicable law) will be converted into the right to receive the Offer Price (the "Merger Consideration"), subject to any withholding of taxes required by applicable law; and

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  all outstanding equity interests of the Purchaser held immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid and non-assessable shares of common stock of the surviving corporation.

        After the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, upon the surrender of such certificate. At or prior to the effective time of the Merger, BSC or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

        Treatment of Options.    Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase Shares, whether or not then exercisable or vested, will be canceled and, in exchange for such option, the former holder of such canceled option will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the total number of Shares subject to the option immediately prior to such cancellation multiplied by the amount, if any, by which the Offer Price exceeds the exercise price per share of the option. No holder of an option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Offer Price will be entitled to any payment with respect to such cancelled option. After the effective time of the Merger, each EndoChoice stock option will no longer be exercisable and will only entitle the holder to the payment of the consideration described above.

        Treatment of Restricted Stock Units.    Immediately prior to the effective time of the Merger, each restricted stock unit with respect to the Shares, whether or not then vested, will be canceled and, in exchange therefor, the former holder will be entitled to receive a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the total number of Shares subject to such restricted stock units immediately prior to such cancellation multiplied by the Offer Price.

        Treatment of Restricted Shares.    Immediately prior to the Effective Time, each Share that is subject to forfeiture or other restrictions granted under any of EndoChoice's equity plans, shall have such forfeiture and other restrictions removed, and shall be fully vested, transferrable and treated as all other outstanding Shares under the Merger Agreement.

        Treatment of Warrants.    At the effective time of the Merger, each warrant to purchase Shares that is issued, unexpired and unexercised immediately prior to the effective time of the Merger and not terminated pursuant to its terms in connection with the Merger, will be canceled and, in exchange therefor, the former holder will be entitled to receive a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the product of (i) the total number of Shares subject to such warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such warrant. No holder of a warrant to purchase Shares that, immediately prior to cancellation, had an exercise price per Share that is equal to or greater than the Merger Consideration will be entitled to any payment with respect to such cancelled warrant. From and after the effective time of the Merger, each warrant to purchase Shares shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the first sentence of this paragraph.

        Termination of EndoChoice Equity Plans.    As of the effective time of the Merger, all EndoChoice equity plans and its employee stock purchase plan will be terminated and no further Shares, options, restricted stock units, or other rights with respect to Shares will be granted thereunder. In accordance with the terms of the employee stock purchase plan, any offering in progress as of the effective time of the Merger shall be shortened, and the purchase date of such Shares shall be the business day immediately preceding the effective time of the Merger. Each outstanding option under the employee stock purchase plan shall be exercised automatically on such purchase date.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by EndoChoice to BSC and the Purchaser and representations and warranties made by BSC and the Purchaser to EndoChoice. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        In the Merger Agreement, EndoChoice has made customary representations and warranties to BSC and the Purchaser with respect to, among other things:

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  corporate matters related to EndoChoice and its subsidiaries, such as organization, standing, power and authority;

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  its capitalization;

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  the validity of the Merger Agreement, including approval by EndoChoice's board of directors;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  required filings, compliance with laws and permits;

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  financial statements and public SEC filings;

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  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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  books and records;

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  the absence of undisclosed liabilities;

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  conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor and other employment matters;

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  material contracts and indebtedness;

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  litigation;

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  environmental matters;

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  intellectual property;

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  taxes;

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  insurance;

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  title to properties and the absence of certain liens or encumbrances;

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  real property;

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  the opinion of its financial advisor;

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  the information included in this Offer to Purchase and the Schedule 14D-9;

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  brokers' fees and expenses;

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  related party transactions;

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  key customers and suppliers;

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  compliance with anti-corruption laws and export controls;

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  competition and antitrust compliance;

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  U.S. Food Drug and Administration and other regulatory compliance matters;

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  manufacturing and marketing rights;

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  product liability claims and compliance;

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  privacy and data security; and

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  government grants and incentives.

        Some of the representations and warranties in the Merger Agreement made by EndoChoice are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of EndoChoice and its subsidiaries taken as a whole, or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Offer and the Merger. The definition of "Company Material Adverse Effect" excludes from each clause any change, event, effect, occurrence, state of facts or development resulting from, either alone or in combination, the following:

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  changes in general economic, legal, tax, regulatory or political conditions or financial, credit or securities markets in general (including interest or exchange rates);

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  changes in the industries in which EndoChoice operates as of September 27, 2016;

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  changes in laws or regulatory conditions applicable to EndoChoice or any of its subsidiaries or any of their respective properties or assets or changes or prospective changes in GAAP or interpretation thereof;

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  any man-made or natural disasters, acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks), or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks);

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  any changes in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts or expectations or estimates of revenue or earnings or other financial performance or results of operations for any period or any failure by EndoChoice to meet its internal budgets, plans, or forecasts of its revenues or earnings or other financial performance or results of operations; provided, however, that the underlying causes of such change or failure are not excluded by this bullet point;

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  the entry into and announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the impact thereof on lenders, investors, employees or customers;

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  the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of BSC or the Purchaser;

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  any Proceeding brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in EndoChoice or its subsidiaries arising out of or relating to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that the underlying causes of such Proceeding shall be excluded by this bullet point unless such underlying cause of such Proceeding otherwise falls into one of the other exceptions contained in the definition of Company Material Adverse Effect; or

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  any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any Proceeding listed on the Company Disclosure Schedule, except, as to the first through fourth bullet points above, to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects EndoChoice and its subsidiaries, when compared to other persons operating in the same industries in the same geographic markets in which EndoChoice operates.

        In the Merger Agreement, BSC and the Purchaser have made customary representations and warranties to EndoChoice with respect to, among other things:

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  corporate matters, such as organization, standing, power and authority;

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  the validity of the Merger Agreement, including adoption by the Purchaser's boards of directors;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  litigation;

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  the information included in this Offer to Purchase;

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  ownership of Shares by BSC and the Purchaser;

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  sufficiency of funds;

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  ownership of the Purchaser by BSC;

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  the absence of management arrangements requiring disclosure under Item 1005(d) of Regulation M-A; and

  •
  broker's fees and expenses.

        None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survives the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

        Conduct of Business of EndoChoice Pending Closing.    Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless BSC has otherwise agreed in writing, from the date of the Merger Agreement until the effective time of the Merger, EndoChoice has agreed that it will, and will cause its subsidiaries to:

  •
  conduct its operations in the ordinary course of business consistent with past practice (including with respect to Taxes);

  •
  use its commercially reasonable efforts to keep available the services of the current officers and other key employees of EndoChoice and its subsidiaries and preserve the goodwill and current relationships of EndoChoice and its subsidiaries with customers, suppliers and other Persons with which EndoChoice or its subsidiaries have business relations; and

  •
  use commercially reasonable best efforts to preserve substantially intact its present business organization.

        In addition, except as required by applicable law as expressly contemplated by the Merger Agreement or as otherwise agreed by the parties, or otherwise consented to in writing by BSC, from the date of the Merger Agreement until the effective time of the Merger, EndoChoice will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:

  •
  amend, modify, waive, rescind or otherwise change its certificate of incorporation or bylaws;

  •
  issue, sell or pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, EndoChoice or its subsidiaries, or any rights based on the value of any such equity interests, other than the issuance of Shares upon the exercise of outstanding warrants, options stock options under the ESPP or the settlement of EndoChoice's restricted stock units outstanding as of the date of the Merger Agreement;

  •
  sell, pledge, dispose of, transfer, encumber assign, lease, license, sublicense, abandon, dedicate to the public, or permit to lapse (solely in the case of material intellectual property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any property or assets (including intellectual property) of EndoChoice or any of its subsidiaries, except (i) for the sale or purchase of goods or services in the ordinary course of business consistent with past practice, (ii) pursuant to existing Contracts, dispositions in the ordinary course of business consistent with past practice, equipment and property no longer used or useful in the operation of the business as currently conducted, or (iii) sales of inventory or other tangible property or assets having a fair market value less than $250,000 in the aggregate, in each case in the ordinary course of business consistent with past practice;

  •
  declare, make or pay any dividend or other distribution with respect to any of EndoChoice's capital stock or other equity interests (other than dividends paid by a wholly-owned subsidiary of EndoChoice to EndoChoice or another wholly-owned subsidiary) or enter into any agreement with respect to the voting or registration of EndoChoice's capital stock or other equity interests;

  •
  reclassify, combine, split, subdivide or amend the terms of, or redeem or purchase, any of its capital stock, or other equity interests, except (i) the acquisition by EndoChoice of Shares in connection with the surrender of Shares by holders of EndoChoice stock options in order to pay the exercise price of the option in accordance with the terms of such options and (ii) the withholding or disposition of Shares to satisfy withholding tax obligations with respect to awards granted pursuant to any EndoChoice equity plans in accordance with the terms of such awards;

  •
  merge or consolidate EndoChoice or any of its subsidiaries with any entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of EndoChoice or any of its subsidiaries (other than the Merger Agreement and the pre-closing restructuring actions described in the Merger Agreement);

  •
  acquire (including by merger or acquisition of stock or assets) any interest in or assets of any other entity or any Equity Interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice and capital improvements permitted pursuant to the Merger Agreement;

  •
  incur indebtedness for borrowed money or issue debt securities or assume or guarantee the obligations of any person (other than with respect to indebtedness between EndoChoice and a wholly-owned subsidiary of EndoChoice or between subsidiaries of EndoChoice) for borrowed money in excess of $1,000,000 in the aggregate;

  •
  make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned subsidiaries of EndoChoice), other than (A) routine travel, relocation and business advances in the ordinary course of business to employees of EndoChoice or any of its subsidiaries, and (B) trade credit, in either case, made in the ordinary course of business consistent with past practice;

  •
  except in the ordinary course of business consistent with past practice, (i) terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any material contract, (ii) enter into any contract that, if existing on the date of the Merger Agreement, would be a material contract, or (iii) amend any existing contract such that after giving effect to such amendment would become a material contract;

  •
  except in the ordinary course of business consistent with past practice, make or authorize any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

  •
  except as required by law or to comply with any existing employee benefit plan:

  •
  increase the compensation or benefits of any current or former director, officer, employee or independent contractor of EndoChoice or any of its subsidiaries (each a "Service Provider") except for routine increases in base cash compensation to Service Providers (other than officers and directors) in the ordinary course of business consistent with past practice,

  •
  pay to any Service Provider any compensation or benefit not provided for under any employee benefit plan, other than the payment of base cash compensation in the ordinary course of business consistent with past practice,

  •
  grant any severance, change of control, retention, termination or similar compensation or benefits to any Service Provider,

  •
  adopt, establish, enter into, amend, modify or terminate any employee benefit plan, collective bargaining, union, labor or similar agreement,

  •
  enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit,

  •
  amend or modify the terms of any employee benefit plan to accelerate the time of vesting or payment of any compensation or benefit; or

  •
  hire any employee whose base compensation would exceed $150,000.

  •
  forgive any loans to directors, officers, employees or any of their respective affiliates or enter into any transactions or contracts with any affiliates or other Person that would be required to be disclosed by EndoChoice under Item 404 of Regulation S-K of the SEC;

  •
  waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $50,000 in any individual case, except in the ordinary course of business consistent with past practice and in accordance with the terms thereof or liabilities or obligations reserved against on EndoChoice's balance sheet (for an amount not in excess of such reserves); accelerate or delay collection of notes or accounts receivable; or delay or accelerate in any material respect payment of any account payable or vary inventory practices in any material respect;

  •
  make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act, or applicable rules and regulations of the SEC;

  •
  compromise, settle or agree to settle any proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve the payment of monetary damages not in excess of an agreed amount, and do not include any other obligation to be performed by, or limitation upon, EndoChoice or its subsidiaries, BSC, the Purchaser or their affiliates that is material to any of them or result in any (i) imposition of equitable relief on, or the admission of wrongdoing by, EndoChoice or any of its subsidiaries, or (ii) actual or potential violation of any Criminal Law;

  •
  make, change or rescind any material election in respect of taxes (including, without limitation, an entity classification election); settle or compromise any material claim, notice, audit report, or assessment in respect of taxes; amend any income or other material tax return or claim for refund except to the extent otherwise required by law; request any ruling or enter into any advance pricing agreement or closing agreement with respect to taxes; make any change in any method of tax accounting or any annual tax accounting period; enter into any tax allocation, sharing or indemnity agreement; take any action (excluding any action contemplated by the Merger Agreement) which is reasonably likely to cause a reduction in the amount of EndoChoice's net operating loss or refrain from taking any reasonable action which would result in a preservation of such amount; surrender or allow to expire any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any claim, proceeding or assessment in respect of taxes; make any application for, negotiate or conclude any tax ruling or arrangement with a taxing authority; or file any tax return in a manner materially inconsistent with past practices except to the extent otherwise required by law;

  •
  write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

  •
  convene any regular or special meeting (or any adjournment or postponement thereof) of the EndoChoice stockholders other than, to the extent required by applicable law, an annual meeting of stockholders for purposes of election of directors, ratification of EndoChoice's auditors and other routine matters;

  •
  fail to keep in force material insurance policies;

  •
  enter into, renew, modify or extend any contract reasonably expected to result in the violation of certain export control laws, to the extent performance under such contract would require performance after the Acceptance Time;

  •
  implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers;

  •
  take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer or the conditions to the Merger set forth in the Merger Agreement not being satisfied, expect to the extent permitted by the Merger Agreement; or

  •
  agree, authorize or enter into any contract to do any of the actions described in the preceding bullet points or otherwise make any commitment to do any of the actions described in the preceding bullet points.

        Access to Information; Confidentiality.    Until the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, EndoChoice agreed that it will and will cause each of its subsidiaries to: (i) provide to BSC, the Purchaser and their respective representatives reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of EndoChoice and its subsidiaries and to the books and records thereof (including tax returns and related workpapers) as BSC or the Purchaser may reasonably request, (ii) use commercially reasonable efforts to furnish during normal business hours such information concerning EndoChoice's business, properties, offices and other properties, products contracts, assets, liabilities, employees, officers and other aspects as BSC or the Purchaser may reasonably request, (iii) reasonably cooperate with our representatives to organize and facilitate meetings with EndoChoice representatives to be located at EndoChoice's properties, offices or other facilities, (iv) use commercially reasonable efforts to furnish or produce information related to the financial or tax records of EndoChoice if reasonably requested by BSC or the Purchaser, and (v) reasonably cooperate with BSC and its representatives with respect to communications to, and to organize and facilitate meetings with, specified EndoChoice customers, suppliers and other key business relations of EndoChoice and its subsidiaries; all subject to certain conditions and reasonableness limitations. BSC has agreed to comply with the terms of the Confidentiality Agreement dated June 6, 2016 with respect to non-public information disclosed on or after June 6, 2016.

        No Solicitation of Transactions.    From September 27, 2016 until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, EndoChoice agreed that it will, and will cause its subsidiaries to, and use reasonable best efforts to cause its directors, officers, employees and other representatives to, (i) cease and cause to be terminated any existing solicitation, discussion or negotiation with any third party that may be ongoing with respect to a Competing Proposal (as defined below), and (ii) request any such third party to promptly return or destroy (and confirm destruction of) all confidential information concerning EndoChoice and its subsidiaries.

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, EndoChoice agreed that it will not, and will cause its subsidiaries and use reasonably best efforts to cause its and their respective officers, directors, employees and other representatives not to:

  •
  solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to EndoChoice or its subsidiaries to, or afford access to the books or records or officers or employees of EndoChoice or its subsidiaries to, any third party that, to EndoChoice's knowledge, is seeking to make, or has made, a Competing Proposal.

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, EndoChoice agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and their respective representatives not to:

  •
  approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than certain permitted confidentiality agreements) providing for any Competing Proposal (an "Alternative Acquisition Agreement");

  •
  take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover law or state law that purports to limit or restrict business combinations or their ability to acquire or vote Shares, any third party or any action taken by a third party, which Person or action would have otherwise been subject to or not exempt from the restrictive provisions of such takeover laws;

  •
  terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by EndoChoice and a third party in respect of or in contemplation of a Competing Proposal (other than to the extent the EndoChoice board of directors determines in good faith, after consultation with its outside legal advisors, that failure to take any of the actions described in this bullet point would be inconsistent with the directors' fiduciary duties under applicable law or is necessary to facilitate a Competing Proposal in compliance with the terms of the Merger Agreement); provided that EndoChoice shall not enforce and waives any provision of any agreement that would prohibit a third party from requesting such termination, amendment, modification or waiver or from communicating confidentially a Competing Proposal to the Company Board (i.e., a "don't ask, don't waive" provision); or

  •
  publicly propose to do any of the actions described in the bullet points of this sentence.

        Also subject to the qualifications and exceptions outlined below, neither EndoChoice's board of directors nor any committee thereof may:

  •
  withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation (as defined below);

  •
  fail to include the Company Board Recommendation in the Schedule 14D-9;

  •
  if a tender offer or exchange offer for shares of capital stock of EndoChoice that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of EndoChoice, within ten (10) Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act;

  •
  approve or recommend, or publicly propose to approve or recommend, any Competing Proposal made or received after September 27, 2016; or

  •
  cause or permit EndoChoice to enter into any Alternative Acquisition Agreement.

        Any of the actions described in the first through fourth bullet points in the immediately preceding sentence is referred to in the Merger Agreement as an "Adverse Recommendation Change."

        Notwithstanding the restrictions described above, at any time following the date of the Merger Agreement and prior to the acceptance for payment of Shares in the Offer, EndoChoice may furnish non-public information with respect to EndoChoice and its subsidiaries to any third party that has made an unsolicited, bona fide written Competing Proposal, and engage in discussions or negotiations with such party with respect to such bona fide written Competing Proposal, if:

  •
  such bona fide written Competing Proposal was not received or obtained from an intentional and material breach of any of EndoChoice's obligations under the non-solicitation provisions of the Merger Agreement;

  •
  EndoChoice's board of directors determines in good faith, after consultation with EndoChoice's outside legal advisors, that the Competing Proposal either constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below);

  •
  after consultation with its outside counsel, EndoChoice's board of directors determines in good faith that the failure to take such action would be inconsistent with the directors' fiduciary duties;

  •
  any information furnished to the third party making the Competing Proposal is covered by a confidentiality agreement containing terms no less favorable in the aggregate to EndoChoice, including the "standstill" provisions, than the terms of the Confidentiality Agreement, dated June 6, 2016, between BSC and EndoChoice (without regard to any amendment pursuant to the Merger Agreement); and

  •
  any non-public information provided to such third party, and not previously provided to the Purchaser, is provided to the Purchaser at substantially the same time that such information is provided to the third party.

        The Merger Agreement requires that, promptly (but in no event later than one business day) after taking any of the actions referred to in the immediately preceding paragraphs, EndoChoice must notify the Purchaser orally and in writing that it furnished such non-public information and/or entered into such discussions. This notice must also include an unredacted copy of the Competing Proposal submitted by such third party (including any materials relating to such third party's proposed debt financing, if any).

        In addition, EndoChoice has agreed to promptly, and in any event within 24 hours, notify the Purchaser in the event that EndoChoice or its subsidiaries or, to EndoChoice's knowledge, any of their respective representatives has received a Competing Proposal or indication by any person that it is planning or intends to submit a Competing Proposal. Such notification will include a copy of the written Competing Proposal or other indication (or, where no such copy is available, to the extent known, a reasonably detailed description of such Competing Proposal or other indication), and the identity of the person making the Competing Proposal or other indication. EndoChoice is required to keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event within 24 hours after the occurrence of any material changes or developments) of the status of any Competing Proposal or other indication (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material inquiries, material correspondence and draft documentation related thereto, in each case to the extent known and to the fullest extent permitted by applicable laws.

        The Merger Agreement does not prohibit EndoChoice or EndoChoice's board of directors, directly or indirectly through EndoChoice's representatives, from:

  •
  making any disclosure to its stockholders with regard to the transactions contemplated by the Merger Agreement or a Competing Proposal if EndoChoice's Board of Directors (after consultation with its outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities Law or other applicable Law or its fiduciary obligations under applicable law, including making a statement contemplated by Item 1012(a) of Regulation M-A or taking and disclosing to

    EndoChoice's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer);

  •
  making any "stop, look and listen" communication to EndoChoice's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act;

  •
  contacting and engaging in discussions with any Person or group and their respective representatives who has made a Competing Proposal solely for the purpose of clarifying such Competing Proposal and the terms thereof; or

  •
  informing a Person or group of Persons that has made or, to the knowledge of EndoChoice, is considering making, a Competing Proposal of the non-solicitation provisions of the Merger Agreement.

        In addition and notwithstanding anything to the contrary in the Merger Agreement, in no event shall the taking of any action taken in good faith by EndoChoice, its subsidiaries or its representatives in connection with the marketing, solicitation. negotiation and preparation for a sale of Fuse be a breach or violation of the non-solicitation provisions.

        EndoChoice Board Recommendation.    Subject to the provisions described below, EndoChoice's board of directors agreed to recommend that the holders of the Shares accept the Offer and tender their Shares to the Purchaser in the Offer. This is referred to as the "Company Board Recommendation." EndoChoice's board of directors also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit the Purchaser to include the Company Board Recommendation in this Offer to Purchase and related Offer documents. The Merger Agreement provides that EndoChoice's board of directors will not affect an Adverse Recommendation Change except as described below.

        Notwithstanding any of the restrictions described above, prior to the acceptance of Shares for payment in the Offer, EndoChoice's board of directors may effect an Adverse Recommendation Change solely with respect to a Superior Proposal, or otherwise terminate the Merger Agreement to enter into a definitive agreement solely with respect to a Superior Proposal, if:

  •
  EndoChoice's board of directors has received a bona fide written Competing Proposal that the EndoChoice board of directors determines in good faith, after consultation with EndoChoice's outside financial and legal advisors, constitutes a Superior Proposal (after having complied with and giving effect to any modifications of the Merger Agreement proposed by the Purchaser);

  •
  EndoChoice has not intentionally and materially breached the non-solicitation provisions of the Merger Agreement with respect to the Superior Proposal;

  •
  EndoChoice has provided to the Purchaser a written notice of its intention to take such action, which we refer to as a "notice of change of recommendation." The notice of change of recommendation must include an unredacted copy of the Superior Proposal (including the identity of the person making the Superior Proposal and any equity or debt financing materials related thereto, if any);

  •
  during the three business day period after the Purchaser's receipt of the notice of change of recommendation, EndoChoice has, and has caused its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal;

  •
  following the end of the three business day period, EndoChoice's board of directors has determined in good faith, after consultation with EndoChoice's outside financial and legal advisors, taking into account any changes to the Merger Agreement proposed by the Purchaser, that the Superior Proposal continues to constitute a Superior Proposal; and

  •
  in the event EndoChoice desires to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, EndoChoice has paid the Termination Fee (as defined below) concurrently with the termination.

        In addition, EndoChoice's Board of Directors may at any time prior to the Acceptance Time effect an Adverse Recommendation Change, other than in connection with a Superior Proposal, if:

  •
  a material change, event, effect, occurrence, state of facts or development has occurred or arisen after September 27, 2016 that was not known to EndoChoice (or, if known, the consequences of which were not reasonably foreseeable to EndoChoice's Board of Directors as of September 27, 2016) (and which change, event, effect, occurrence, state of facts or development does not relate to (A) a Competing Proposal or (B) the value implied for any portion of the assets of EndoChoice and the Company Subsidiaries by any proposal or offer relating to Fuse or any action taken or information received by EndoChoice in connection with any action contemplated by the Merger Agreement with respect to Fuse), with exceptions as described in the Merger Agreement; and

  •
  EndoChoice's Board of Directors determines in good faith, after consultation with outside counsel, that the failure to effect an Adverse Recommendation Change in response to such change, event, effect, occurrence, state of facts or development would be inconsistent with the directors' fiduciary duties under applicable law.

        The Merger Agreement provides that any material revisions to a Superior Proposal, as applicable, will require EndoChoice to deliver a new notice of change of recommendation and to provide a new negotiating period in accordance with the terms described above, except that for these purposes, the required period will be two business days and not three business days.

        EndoChoice has agreed that any violation by any of EndoChoice's subsidiaries of the restrictions described above relating to non-solicitation of Competing Proposals will be deemed to be a breach of the Merger Agreement by EndoChoice.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Competing Proposal" means, any offer or proposal from a third party relating to:

  •
  any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) more than twenty percent (20%) or more of the assets of EndoChoice and its subsidiaries, taken as a whole, or (ii) more than twenty percent (20%) of the combined voting power of EndoChoice;

  •
  any tender offer or exchange offer that if completed would result in any person or group beneficially owning more than twenty percent (20%) or more of the combined voting power of EndoChoice;

  •
  the issuance by EndoChoice of more than twenty percent (20%) or more of its voting securities; or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving EndoChoice or any of EndoChoice's subsidiaries in which a third party or its stockholders, if completed, would beneficially own, directly or indirectly, more than twenty percent (20%) of the combined voting power of EndoChoice or, if applicable, the surviving entity or the resulting direct or indirect parent of EndoChoice or such surviving entity.

  •
  "Superior Proposal" means a bona fide written Competing Proposal (except the references in the definition of "Competing Proposal" to "20%" are replaced by "85%") made by a third party which was not solicited or obtained in intentional or material breach of the non-solicitation and related provisions of the Merger Agreement and which, in the good faith judgment of the EndoChoice board of directors, and after consultation with EndoChoice's outside financial and legal advisors, taking into account all factors and matters deemed relevant in good faith by EndoChoice's Board of Directors, including the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of completion, and the third party making such Competing Proposal, if consummated, would result in a transaction that is more favorable to EndoChoice's stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed by the Purchaser).

        Appropriate Action; Consents; Filings.    EndoChoice, BSC and the Purchaser will use commercially reasonable efforts to:

  •
  take, or cause to be taken, or cause to be done, and to assist and cooperate with the each other in doing, any and all things necessary, to eliminate each and every impediment under any antitrust or competition law that is asserted by any governmental entity to complete the transactions contemplated by the Merger Agreement as promptly as practicable;

  •
  take any and all actions necessary to cause the expiration of the notice periods required by applicable competition laws for the completion of the transactions contemplated by the Merger Agreement;

  •
  obtain from any governmental entities any and all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained to complete the Merger no later than two business days prior to June 27, 2017 and to avoid any action or proceeding by any governmental entity that would (i) prevent the closing of the Merger no later than two business days prior to June 27, 2017 or (ii) delay the closing beyond two business days prior to June 27, 2017, in connection with the authorization, execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

  •
  as promptly as reasonably practicable, and in any event within five business days after the execution date of the Merger Agreement, make all necessary filings and submissions, and pay any related fees (such fees to be paid by BSC and the Purchaser), with respect to the Merger Agreement, the Offer, and the Merger required under the HSR Act; and

  •
  as promptly as reasonably practicable after the execution date of the Merger Agreement, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, and the Merger required under any other applicable law not referenced in the immediately preceding bullet point.

        EndoChoice and the Purchaser have agreed to cooperate with each other in connection with (i) preparing and filing any filings or documents related to the matters described in the immediately preceding bullet points or otherwise in connection with the transactions contemplated by the Merger Agreement, (ii) determining whether any action by, or filing with, any governmental entity is required in connection with the completion of the Offer or the Merger, and (iii) seeking any actions, consents, approvals or waivers or making any such filings related to the matters described in the immediately preceding bullet points. In addition, EndoChoice, BSC and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, or cause to be done, all things necessary to defend or otherwise resolve any Proceeding by a Governmental Entity which would prevent the closing of the Offer or the Merger, with such commercially reasonable efforts determined without regard to the materiality of the jurisdiction in which such Proceeding is pending to the Company Business or the business of BSC.

        The Merger Agreement provides that, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither BSC, the Purchaser nor EndoChoice (nor any of their respective subsidiaries or affiliates) is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, "hold separate" agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of BSC, EndoChoice or their respective subsidiaries or affiliates if it would result in a Regulatory Material Adverse Effect. Further, notwithstanding the foregoing or anything contained in the Merger Agreement to the contrary, BSC, Purchaser or EndoChoice shall not be required to agree to take any action contemplated in this paragraph unless such actions are conditioned upon the occurrence of the Closing or are effective on or after the Closing. Further, nothing contained in the Merger Agreement shall restrict the BSC or any of its affiliates from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions with other Persons through both internally generated and third-party proposals.

        Each of EndoChoice and the Purchaser has agreed to give, or cause its subsidiaries to give, any notices to third parties and to use, and cause its subsidiaries to use, its commercially reasonable efforts to obtain any third party consents required to be disclosed by EndoChoice to the Purchaser, or vice versa, in connection with entering into the Merger Agreement. If either party fails to obtain any third party consent, that party shall use its commercially reasonable efforts to minimize any adverse effect upon EndoChoice and BSC, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the completion of the Offer or the Merger, from the failure to obtain such consent. EndoChoice, its subsidiaries, BSC and the Purchaser are not required to, and EndoChoice and its subsidiaries will not without the written consent of the Purchaser, make any payment to or commit to pay any third party or agree to incur any liability or other obligation, in order to obtain any approval or consent with respect to transactions contemplated by the Merger Agreement.

        EndoChoice, BSC and the Purchaser will promptly notify the others of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to any of the transactions contemplated by the Merger Agreement, keep each other reasonably informed as to the status of these requests, inquiries, investigations, actions or legal proceedings, and in accordance with the requirements described in the immediately following paragraph, promptly inform the others of any communication with any governmental entity regarding the transactions contemplated by the Merger Agreement.

        In addition and notwithstanding anything to the contrary in the Merger Agreement, EndoChoice has agreed to use commercially reasonable efforts to provide or cause to be provided to BSC and the Purchaser all assistance reasonably requested by BSC and the Purchaser in connection with marketing, solicitation, negotiation and preparation for a sale of Fuse or other transactions involving Fuse, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to Fuse that BSC or the Purchaser may reasonably request, including management presentations, and respond to inquiries from third parties regarding Fuse, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements for any definitive agreement with respect to a transaction involving Fuse, (iii) to assist in transition planning with respect to the sale of Fuse and the separation of Fuse, and (iv) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons in connection with consummation of any transaction involving Fuse. Notwithstanding any provision in the Merger

Agreement to the contrary, BSC and the Purchaser are authorized to share information regarding Fuse to any potential counterparties to a transaction involving Fuse, subject to execution of a confidentiality agreement reasonably acceptable to the parties.

        Public Announcements.    EndoChoice, BSC and the Purchaser have agreed to not release any press release or make any public statement with respect to the Offer, the Merger or the Merger Agreement without the prior written consent of EndoChoice (in the case of a press release or public statement by EndoChoice) (which consent may not be unreasonably withheld, conditioned or delayed) and to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger.

        Indemnification of EndoChoice Directors and Officers.    For a period of six years after the completion of the Merger, the surviving corporation shall, and BSC shall cause the surviving corporation to, indemnify and hold harmless all past and present directors or officers and employees of EndoChoice and its subsidiaries, whom we refer to as "indemnified persons," to the same extent such indemnified persons are entitled to indemnification by EndoChoice as of September 27, 2017, as provided by the terms of EndoChoice's existing certificate of incorporation, bylaws and indemnification agreements, arising out of such indemnified person's acts or omissions in their capacity as a director or officer of EndoChoice or its subsidiaries occurring at or prior to the completion of the Merger (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the completion of the transactions contemplated thereby), to the full extent not prohibited under the applicable provisions of the DGCL.

        The surviving corporation shall, and BSC shall cause the surviving corporation to, advance expenses (including reasonable legal fees) incurred in the defense of any such claim, action, suit, proceeding or investigation in accordance with the procedures set forth in EndoChoice's existing certificate of incorporation, bylaws or indemnification agreements; provided, that any indemnified person to whom expenses are advanced must, prior to such advancement, undertake to repay such advanced expenses if a court ultimately determines in a final nonappealable judgment that such indemnified person is not entitled to indemnification.

        For a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified persons for periods at or prior to the completion of the Merger than are currently set forth in EndoChoice's certificate of incorporation and bylaws. Existing indemnification agreements will continue in full force and effect with respect to matters arising out of acts or omissions at or prior to completion of the Merger.

        For six years after the completion of the Merger, subject to certain limitations, the surviving corporation is required to maintain (and BSC will cause it to maintain) for the benefit of EndoChoice's directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the Merger that is substantially equivalent to, and no less favorable in the aggregate than EndoChoice's existing policy. The surviving corporation may satisfy this obligation by obtaining prepaid insurance policies that provide coverage for an aggregate of at least six years.

        Pre-Closing Restructuring Actions.    As close in time to the Closing as is commercially practicable, each of EndoChoice and its subsidiaries shall use its commercially reasonable efforts to take, or cause to be taken, any actions (including, without limitation, the filing of an entity classification election under Treasury Regulations Section 301.7701-3 with respect to any eligible entities) reasonably requested by BSC or the Purchaser in writing in order to effect the liquidation, distribution, transfer, merger, disposition or contribution of any of EndoChoice's subsidiaries, any equity interest in any of EndoChoice's subsidiaries, or any assets held by EndoChoice or any of its subsidiaries (these actions, we refer to as the "Pre-Closing Restructuring Actions"); provided that (a) any such transfers, mergers, and dispositions effected shall occur between or among EndoChoice and its subsidiaries (including any newly formed subsidiary) except to the extent any ancillary steps, including filing or elections, are required to be made under applicable Law to effect the same, and (b) EndoChoice and its subsidiaries shall not be required to take or cause to be taken any action that could reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Offer or the Merger. EndoChoice will keep BSC informed of all progress and developments with respect to such Pre-Closing Restructuring Actions. EndoChoice shall deliver or cause to be delivered to the Purchaser drafts of any documentation (including any filings) required to be made to effect any Pre-Closing Restructuring Action requested for BSC's review and approval. EndoChoice shall reflect any changes reasonably requested by BSC in such documentation, and shall deliver or cause to be delivered to the Purchaser documents evidencing the consummation of any Pre-Closing Restructuring Actions requested, including copies of the documentation with respect to any elections filed, as promptly as practicable following such consummation.

        Transaction Litigation.    The Merger Agreement provides that EndoChoice will control, and will give the Purchaser the opportunity to participate reasonably in the defense of, any litigation brought by stockholders of EndoChoice or any other person against EndoChoice and/or the board of directors of EndoChoice relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; provided, however, that EndoChoice may not agree to compromise or settle any such litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

        Termination.    The Merger Agreement may be terminated:

  •
  by mutual written consent of the Purchaser and EndoChoice, at any time prior to the effective time of the Merger; or

  •
  by either the Purchaser or EndoChoice (which we refer to as "mutual termination rights"):

  •
  if the Purchaser has not irrevocably accepted for payment all Shares validly tendered and not properly withdrawn before either December 27, 2016 or June 27, 2017, as applicable; provided, however, that this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement caused of the non-satisfaction of any condition to the Offer;

  •
  if any court or other governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action that (i) prior to the Purchaser's acceptance of Shares tendered for payment in the Offer, permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares in the Offer, or (ii) prior to the completion of the Merger, permanently restrains, enjoins or otherwise prohibits the Merger, and, in each case, such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement caused of the issuance of or failure to lift such order, decree or ruling; or

  •
  by the Purchaser (we refer to the below listed rights as the "Purchaser termination rights"):

  •
  at any time prior to the acceptance for payment of Shares in the Offer:

  •
  if (i) any Adverse Recommendation Change occurs;

  •
  EndoChoice shall have failed to include the Company Board Recommendation in the Schedule 14D-9; or

      •
      EndoChoice or EndoChoice's board of directors (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

    •
    if EndoChoice intentionally and materially breaches its obligations under the non-solicitation provisions;

    •
    at any time prior to the acceptance for payment of Shares in the Offer,

    •
    if (i) there is an inaccuracy in any representation or warranty of EndoChoice contained in the Merger Agreement or a breach of any covenant of EndoChoice contained in the Merger Agreement, such that, in either case, any of the conditions of the Offer would not, if such inaccuracy or breach continued on the Expiration Date, be satisfied; (ii) the Purchaser has delivered to EndoChoice written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured prior to the applicable outside date or at least 30 calendar days have elapsed since the delivery of such written notice to EndoChoice and such inaccuracy or breach has not been cured; provided, however, that the Purchaser is not permitted to terminate the Merger Agreement pursuant to this bullet point if there is an inaccuracy in any representation or warranty of BSC or the Purchaser contained in the Merger Agreement that has not then been cured or a breach of any covenant of BSC or the Purchaser contained in the Merger Agreement that, in either case, has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by BSC or the Purchaser of any of their material obligations under the Merger Agreement; or

  •
  by EndoChoice (we refer to the below listed rights as the "EndoChoice termination rights"):

  •
  at any time prior to the acceptance for payment of Shares in the Offer:

  •
  if EndoChoice's board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if EndoChoice is otherwise permitted to terminate the Merger Agreement and accept such Superior Proposal in compliance with and pursuant to the non-solicitation provisions with respect to such Superior Proposal; provided, however, that simultaneously with the termination of the Merger Agreement, EndoChoice enters into an Alternative Acquisition Agreement with respect to the Superior Proposal and pays the Termination Fee to BSC; or

  •
  at any time prior to the acceptance for payment of Shares in the Offer:

  •
  if (i) there is an inaccuracy in any representation or warranty of BSC or the Purchaser contained in the Merger Agreement or breach of any covenant of BSC or the Purchaser contained in the Merger Agreement that has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by BSC or the Purchaser of any of their material obligations under the Merger Agreement, (ii) EndoChoice has delivered to the Purchaser written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured or at least 30 calendar days have elapsed since the delivery of such written notice to the Purchaser and such inaccuracy or breach has not been cured; provided, however, that EndoChoice is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of EndoChoice contained in the Merger Agreement that has not been cured or a breach of any covenant of EndoChoice contained in the Merger Agreement such that, in either case, any condition to the Offer would not be satisfied.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms by either EndoChoice or the Purchaser, written notice thereof must be given to the other parties, specifying the provisions of the Merger Agreement being invoked and the basis for the termination under those provisions. The Merger Agreement will then become void and, except as specified in the Merger Agreement (including with respect to the payment of the Termination Fee as applicable), there will be no liability or obligation on the part of BSC, the Purchaser or EndoChoice or their respective subsidiaries, officers, directors, or managers, except with respect to the "Confidentiality," "Access to Information," "Effect of Termination" and "Miscellaneous" provisions of the Merger Agreement. No party is relieved of any liability or damages for fraud or a willful and material breach of the Merger Agreement.

        EndoChoice has agreed to pay the Purchaser (i) a termination fee of $7.95 million in cash (the "Termination Fee") if:

  •
  the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first bullet point under the definition of "Purchaser termination right" above; or

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  EndoChoice terminates the Merger Agreement pursuant to the EndoChoice termination right set forth in the first bullet point under the definition of "EndoChoice termination right" above (in connection with the termination of the Merger Agreement to accept a Superior Proposal).

        EndoChoice is also required to pay the Termination Fee if:

  •
  the Purchaser or EndoChoice terminates the Merger Agreement pursuant to the mutual termination right set forth in the first bullet point under the definition of "mutual termination right" above, but in the case of a termination by EndoChoice, only if at such termination time the Purchaser would not be prohibited from terminating the Merger Agreement pursuant to the first bullet point under the definition of "mutual termination right" above; and, generally in each case:

  •
  prior to the termination of the Merger Agreement a Competing Proposal is made to EndoChoice or the EndoChoice board of directors, and

  •
  within 12 months of the termination of the Merger Agreement:

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  EndoChoice or any of its subsidiaries shall enter into a Competing Proposal or enter into an agreement with respect to a Competing Proposal; provided that for purposes of this and the prior bullet point, references to 20% shall be deemed to be references to 85% in the definition of "Competing Proposal;" provided that any such definitive agreement is entered into or completed by EndoChoice or any of its subsidiaries within 12 months of the termination of the Merger Agreement;

  •
  any third party purchases (in one or a series of transactions) assets of EndoChoice or any of its subsidiaries representing 85% or more of the consolidated assets of EndoChoice and its subsidiaries, or equity interests representing 85% or more of the voting power of EndoChoice; or

  •
  any tender, exchange or other offer or arrangement for EndoChoice's voting securities is first publicly announced,

  but EndoChoice is only required to pay the Termination Fee in such circumstances if the Competing Proposal or such other acquisition or transaction is actually consummated.

        If EndoChoice fails to pay the Termination Fee when due, and the Purchaser or BSC commences a suit which results in a final judgment against EndoChoice for the Termination Fee, EndoChoice is required to promptly pay the Termination Fee to BSC with interest from the date such payment was required to be made until the date of payment.

        Other than for specific performance and in the case of fraud or a willful and material breach of the Merger Agreement by EndoChoice, in the event that the Termination Fee becomes payable and is paid by EndoChoice, BSC's right to receive payment from EndoChoice of the Termination Fee shall be the sole and exclusive remedy of BSC, the Purchaser and any of their respective affiliates against EndoChoice and any of its former, current or future officers, directors, and other affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise. Upon payment of the Termination Fee, none of EndoChoice or any of its former, current or future officers, directors, or other affiliates shall have any further liability or obligation for monetary damaged relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.

        Fees and Expenses.    Other than as required by the provisions described above or in the Merger Agreement, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Tender and Support Agreements

        In connection with the Merger Agreement, the following persons (the "Supporting Shareholders") entered into a separate Tender and Support Agreement, dated as of September 27, 2016, with BSC and the Purchaser: River Cities Capital Fund IV L.P., River Cities Capital Fund IV (N.Q.P.) L.P., Envest III LLC, Mark G. Gilreath, David N. Gill, James R. Balkcom, J. Scott Carter, D. Scott Davis, William R. Enquist, R. Scott Huennekens, David L. Kaufman, David H. Mowry, Rurik Vandevenne, John Arant, Yoram Ashery, Gregg Costantino, Keith Davidson, Jill Gilmer, Arthur Lyness, Luke Olson, William Parks, George B. Pratt, Vincent Turturro, Nigel Wilkinson and James B. Young, Jr.. We refer to the tender and support agreements collectively as the "Support Agreements." The Supporting Shareholders constitute all of the directors of EndoChoice, the advisor to the Board of Directors of EndoChoice, certain affiliated funds, the management team and certain other stockholders. The following summary of certain provisions of the Support Agreements is qualified in its entirety by reference to the form of Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the form of Support Agreement as an exhibit to the Schedule TO. Each of the Support Agreements entered into by the Supporting Shareholders is in substantially the same form as the form of Support Agreement. Stockholders and other interested parties should read the form of Support Agreement in its entirety for a more complete description of the provisions summarized below. Pursuant to the Support Agreements, the persons listed above have collectively agreed to tender approximately 5.8 million Shares, or approximately 22.4% of the Shares outstanding on September 27, 2016, the date of the Support Agreements.

        Pursuant to the Support Agreements, each of the Supporting Shareholders agreed to tender in the Offer any Shares he or she holds or acquires after September 27, 2016, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer, and in any event no later than the 10th business day following the commencement of the Offer, or if such Supporting Shareholder did not receive the Offer documents by such time, within three business days following receipt of such documents but in any event prior to the Expiration Date. Each of the Supporting Shareholders has also agreed not to withdraw his or her Shares, or cause his or her Shares to be withdrawn, from the Offer at any time.

        Each of the Supporting Shareholders agreed, while the Support Agreement is effective, to appear, or otherwise cause any Shares he or she holds to be counted as present for purposes of calculating a quorum, at any meeting of the stockholders of EndoChoice and to vote, or cause to be voted, all Shares he or she holds (i) for the Merger Agreement and the Merger, (ii) against any Competing Proposal or any proposal relating to a Competing Proposal, (iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, share exchange reorganization, dissolution, liquidation or winding up of or by

EndoChoice and (iv) against any proposal, action or agreement that would reasonably be expected to prevent or nullify any provision of this Agreement, result in any of the conditions of the Offer or the conditions of the Merger not being satisfied or impede, interfere with or prevent the consummation of the Offer or the Merger.

        In the Support Agreements, each of the Supporting Shareholders represented and warranted that he or she, among other things:

  •
  is the sole record and beneficial owner of the Shares, which he or she holds, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Shares (other than as created by the Support Agreement);

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  is individual resident of the State of Georgia and has the requisite power and authority to own, lease or otherwise hold and operate his or her assets and properties and to carry on his or her business as it is now being conducted;

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  has all necessary power and authority and legal capacity to execute, deliver and perform all of his or her obligations under his or her Support Agreement, and consummate the transactions contemplated by the Support Agreements, and no other proceedings or actions on the part of him or her are necessary to authorize the execution, delivery or performance of his or her Support Agreement or the consummation of the transactions contemplated by the Support Agreements;

  •
  has duly and validly executed and delivered and, assuming due and valid authorization, execution and delivery of his or her Support Agreement by BSC and Purchaser, such Support Agreement is a valid and binding obligation of such stockholder, enforceable against him or her in accordance with its terms, and, if he or she is married, and if any his or her Shares constitute community property or spousal approval is otherwise necessary for such Support Agreement to be valid and binding, such Support Agreement has been duly and validly authorized, executed and delivered by, and constitutes the valid and binding obligation of and enforceable against such stockholder's spouse;

  •
  has no conflicts with respect to the execution of such Support Agreement and no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of such Support Agreement by such stockholder, the consummation by such stockholder of the transactions contemplated and the compliance by him or her with the provisions of his or her Support Agreement;

  •
  has no Proceeding pending or, to his or her knowledge, threatened in writing against him or her at Law or in equity before or by any Governmental Entity that would reasonably be expected to impair or delay his or her ability to perform timely its obligations under his or her Support Agreement or consummate timely the transactions contemplated by the Support Agreements;

  •
  has not employed any investment banker, broker, financial advisor, finder or other intermediary in connection with the transactions contemplated by his or her Support Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission from him or her in connection with his or her Support Agreement or the transactions contemplated by the Support Agreements; and

  •
  has received and reviewed a copy of the Merger Agreement and understands and acknowledges that BSC and Purchaser are entering into the Merger Agreement in reliance upon his or her execution, delivery and performance of his or her Support Agreement.

        Nothing in the Support Agreements limits the Supporting Shareholders from fulfilling his or her duties and obligations as a director of EndoChoice.

        The Support Agreements, and all rights and obligations of BSC, the Purchaser and the Supporting Shareholders under the Support Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

  •
  the mutual written agreement of BSC and such Supporting Shareholder;

  •
  the effective time of the Merger pursuant to the Merger Agreement;

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  the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement;

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  in the case of directors and affiliated funds, the occurrence of an Adverse Recommendation Change; and

  •
  the entry without the prior consent of such Supporting Shareholder into any amendment or modification to the Merger Agreement or any waiver of any of EndoChoice's rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or changes the form of consideration in a manner adverse to stockholders of EndoChoice.

Confidentiality Agreement

        The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Stockholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

        BSC and EndoChoice entered into a confidentiality agreement, dated June 6, 2016, in connection with a potential negotiated transaction that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, BSC agreed to keep confidential all non-public information furnished by EndoChoice or its representatives to BSC or its representatives, and all analyses or other materials containing such non-public information. BSC has also agreed that the non-public information furnished to BSC will be used solely for the purpose of evaluating, negotiating and implementing the potential transaction that resulted in the Offer. If requested by EndoChoice, BSC is required to promptly (in any event within ten days after receipt of such request), at its own election, either to return to EndoChoice or destroy all copies of the non-public information furnished to BSC and its representatives under the confidentiality agreement. In addition, BSC and EndoChoice agreed, subject to certain customary exceptions, to keep confidential the fact that any non-public information was made available to BSC and its representatives, and that any discussions of a potential negotiated transaction were taking place.

        The confidentiality agreement includes a standstill provision. Pursuant to this provision, BSC agreed that, among other things and for a period of nine months from the date of the confidentiality agreement, neither BSC nor its affiliates will, without EndoChoice's prior written consent:

  •
  acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire any direct or indirect beneficial interest in any securities, or direct or indirect rights, warrants, or options to acquire, or securities convertible into or exchangeable for, any securities of EndoChoice;

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  make, or participate in any solicitation of proxies to vote with respect to the voting of any voting securities of EndoChoice;

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  form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to EndoChoice or otherwise act in concert with any person in respect of such securities;

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  acquire, offer to acquire or agree to acquire (i) any of the assets of EndoChoice or (ii) rights, warrants or options to acquire any assets of EndoChoice

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  arrange or participate in any financing for the purchase of any securities of EndoChoice

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  otherwise act alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of EndoChoice or to obtain representation on the board of directors of EndoChoice; or

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  make any request or proposal to amend, waive or termination any provision of this standstill provision

  •
  announce an intention to do or enter into any discussions or arrangements with any third party with respect to any of the above bullet points.

        The confidentiality agreement includes a no solicitation and no hire provision. Pursuant to this provision, BSC agreed that, among other things and for a period of one year from the date of the confidentiality agreement, neither BSC nor any of its affiliates would solicit for employment or hire any officer or employee of EndoChoice who is above the level of vice president. In addition, neither BSC nor any of its affiliate will solicit for employment or hire any employee EndoChoice with whom BSC or any of its affiliates has had substantive contact, or who had been specifically identified to BSC or its affiliates during BSC's investigation of EndoChoice.

14.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer and subject to the provisions of the Merger Agreement and applicable law, the Purchaser will not be required to accept for payment any validly tendered Shares if:

  •
  the Minimum Condition has not been satisfied by November 4, 2016;

  •
  the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated on or prior to November 4, 2016 (which we refer to as the "HSR Condition");

  •
  any approval under Other Requirement Governmental Approvals has not been obtained or any waiting period (or extension thereof) thereunder has not lapsed on or prior to November 4, 2016 (which we refer to collectively as the "Other Governmental Approvals Condition");

  •
  on November 4, 2016 there is any Proceeding by any Relevant Governmental Entity of competent jurisdiction pending against BSC, the Purchaser, EndoChoice or any of EndoChoice's subsidiaries, or otherwise in connection with the Offer or the Merger:

  •
  seeking to make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger;

  •
  seeking to make illegal, restrain or prohibit the ownership or operation by BSC, EndoChoice or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of BSC or any of its affiliates, on the one hand, or EndoChoice and EndoChoice's subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger;

  •
  seeking to make illegal, restrain, prohibit or impose material limitations on the ability of BSC or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased in the Offer or the Merger; or

  •
  which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

    •
    in each case BSC or the Purchaser shall have received a legal opinion from reputable local counsel in the jurisdiction in which such Proceeding is pending that consummating the Offer or the Merger would be inadvisable while such Proceeding is pending;

  •
  on November 4, 2016, there is any law or order in effect, enacted, entered, enforced or promulgated by or on behalf of a Governmental Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of the waiting periods under the HSR Act that:

    •
    would reasonably be expected, individually or in the aggregate, to result in any of the consequences referred to in any of the three sub-bullets of the immediately preceding bullet point; or

    •
    has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer or the consummation of the Merger;

  •
  any representation or warranty of EndoChoice contained in Sections 3.1(a), 3.2, 3.3(a), 3.3(b), 3.3(c), 3.4(a) or 3.24 of the Merger Agreement fails to be true and correct in all respects, as of September 27, 2016 or as of November 4, 2016 with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) (without giving effect to any reference to any Company Material Adverse Effect or other materiality qualifications);

  •
  any representation or warranty of EndoChoice contained in Sections 3.2(a) or 3.2(b) of the Merger Agreement shall fail to be true and correct in all respects, as of September 27, 2016 or as of November 4, 2016 with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications), except to the extent of any de minimis inaccuracies;

  •
  any representation or warranty of EndoChoice contained in Section 3.22 of the Merger Agreement shall fail to be true and correct in all material respects as of September 27, 2016 or as of November 4, 2016 with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

  •
  any other representation or warranty of EndoChoice contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) fails to be true and correct in any respect as of September 27, 2016 or as of November 4, 2016 with the same force and effect as if made on and as of such date, except (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect;

  •
  EndoChoice breaches or fails, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to November 4, 2016, and such breach or failure has not been cured prior to November 4, 2016;

  •
  since September 27, 2016, there shall have occurred a Company Material Adverse Effect;

  •
  the Purchaser fails to receive a certificate of EndoChoice, executed on its behalf by EndoChoice's Chief Executive Officer or Chief Financial Officer, dated as of the Expiration

    Date, to the effect that the conditions set forth in the fifth, sixth, seventh, eighth, ninth, tenth and eleventh first-level bullet points above have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions (excluding the first bullet point of this section) are for the sole benefit of the Purchaser, and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions (other than circumstances giving rise to the failure of such conditions that are solely within the control of BSC or the Purchaser), and may be waived to the extent permitted by applicable law by the Purchaser in their sole discretion in whole or in part at any time and from time to time at or prior to the Expiration Date, in each case subject to the terms of the Merger Agreement. Any reference in the Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time at or prior to the Expiration Date.

        Any capitalized term used in this Section 14—"Conditions of the Offer" and not otherwise defined in this Offer shall have the meaning set forth in the Merger Agreement.

15.   Certain Legal Matters

        Except as described in this Section 15, based on information provided by EndoChoice, none of EndoChoice, the Purchaser or BSC is aware of any license or regulatory permit that appears to be material to the business of EndoChoice that might be adversely affected by the Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to EndoChoice's business or that certain parts of EndoChoice's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        Business Combination Statutes.    EndoChoice is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which impose certain restrictions upon business combinations involving EndoChoice. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

        Neither EndoChoice's certificate of incorporation nor bylaws excludes EndoChoice from the coverage of the Business Combination Provisions. Upon completion of the Offer, BSC and the Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent prior approvals by EndoChoice's board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, EndoChoice's board of directors approved the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, BSC and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will apply to the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase, nor any action that we take in connection with the Offer, is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for payment, or pay for, any Shares tendered.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if the merger is effected pursuant to a merger agreement providing for certain requirements to be met, including that (1) the acquiring company commences a tender offer for any and all of the outstanding stock entitled to vote on a merger of the company to be acquired (other than stock owned by the company, the acquirer making such tender offer, the person that owns the acquirer and any subsidiaries of the foregoing), and (2) following the consummation of such tender offer, the acquiring company has irrevocably accepted for purchase a number of shares of stock that, together with any stock otherwise owned by the acquirer, equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that EndoChoice will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of EndoChoice. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, BSC, the Purchaser and EndoChoice will effect the Merger as soon as practicable without a vote of stockholders of EndoChoice in accordance with Section 251(h) of the DGCL.

Antitrust Matters

        The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have expired or been terminated.

        Pursuant to the Merger Agreement, on October 7, 2016, BSC and EndoChoice will file with the FTC and the DOJ a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act (the "HSR Filing") in connection with the purchase of the Shares in the Offer and the Merger. The filings will be subject to a 15-day initial waiting period that will expire at 11:59 p.m., New York City time, on the 15th day following BSC's HSR Filing, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the initial waiting period by requesting additional information or documentary material prior to such expiration. . If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by BSC with such request. If the waiting periods noted above would expire on a Saturday, Sunday or legal public holiday, the waiting period will instead expire at 11:59 p.m., New York City time, on the next business day. Accordingly, unless the DOJ or the FTC extends the waiting period by requesting additional information or documentary material, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on October 24,

2016 unless early termination of the waiting period is granted. After the waiting period expires, absent BSC's and EndoChoice's agreement, the acquisition can be blocked only by court order. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. The Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have expired or been terminated. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the DOJ or the FTC (whichever agency reviews the transaction) could take such action under the Antitrust Laws as it or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or, in the absence of an injunction, otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of BSC or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        The Offer and the Merger are also subject to Other Required Governmental Approvals being obtained or any waiting period thereunder having lapsed. Specifically, merger control approval by the Comisión Nacional de los Mercados y la Competencia (the "Spanish Competition Authority") is required under the antitrust laws of Spain, in particular Competition Act (Law 15/2007) of Spain and/or the Regulation on the Defence of Competition implemented by Royal Decree 261/2008. Those laws provide that certain acquisition transactions may not be consummated unless a pre-merger notification filing is made with the Spanish Competition Authority and the Spanish Competition Authority has issued its approval required pursuant to the antitrust laws of Spain, or the applicable waiting period under those laws has lapsed.

        In practice, compiling a filing and completing the review can take a significant amount of time. There can be no assurances that a challenge to the Offer under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof. If any applicable waiting period under the antitrust laws of Spain has not expired or been terminated or any consent, approval, action, ruling or no-action letter required to consummate the Offer under the antitrust laws of Spain has not been obtained, Parent and Purchaser is not required to accept for payment or pay for Shares tendered in the Offer unless and until such approval has been obtained or such applicable waiting period has expired or exemption has been obtained. See Section 14—"Conditions of the Offer."

16.   Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        The Purchaser has retained American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17.   Legal Proceedings

        As of the date of this Offer to Purchase, neither the Purchaser or BSC is aware of any material pending legal proceeding relating to the Offer or the Merger.

18.   Miscellaneous

        We are making the Offer to all holders of Shares other than EndoChoice. We are not aware of any states in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such state. If the Purchaser becomes aware of any state in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, EndoChoice has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning EndoChoice" and Section 9—"Certain Information Concerning BSC and the Purchaser."

FALCON MERGER CORP.

October 7, 2016

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

        The names of the directors and executive officers of Boston Scientific Corporation ("BSC") and Falcon Merger Corp. (the "Purchaser") and their present principal occupations or employment and material employment history for the past five years are set forth below. The business address of each of the directors and executive officers of BSC is c/o Boston Scientific Corporation, 300 Boston Scientific Way, Marlborough, Massachusetts, 01752, and the business address of each of the directors and executive officers of the Purchaser is c/o Falcon Merger Corp., 300 Boston Scientific Way, Marlborough, Massachusetts, 01752.

BSC Directors and Executive Officers

Name	Position
Michael F. Mahoney	Board Chairman, President and Chief Executive Officer
Kevin J. Ballinger	Senior Vice President and President, Interventional Cardiology
Supratim Bose	Executive Vice President and President, Asia-Pacific, Middle East and Africa
Daniel J. Brennan	Executive Vice President and Chief Financial Officer
Arthur Butcher	Senior Vice President and President, Endoscopy
Wendy Carruthers	Senior Vice President, Human Resources
Keith D. Dawkins, M.D.	Executive Vice President and Global Chief Medical Officer
Joseph M. Fitzgerald	Executive Vice President and President, Rhythm Management
Edward F. Mackey	Executive Vice President, Operations
Jeffrey B. Mirviss	Senior Vice President and President, Peripheral Interventions
Maulik Nanavaty	Senior Vice President and President, Neuromodulation
Michael P. Phalen	Executive Vice President and President, MedSurg
David A. Pierce	Senior Vice President and President, Urology and Pelvic Health
Timothy A. Pratt	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
John Bradley Sorenson	Senior Vice President, Manufacturing and Supply Chain
Eric Thépaut	Senior Vice President and President, Europe
Nelda J. Connors	Director
Charles J. Dockendorff	Director
Yoshiaki Fujimori	Director
Donna A. James	Director
Kristina M. Johnson, Ph.D.	Director
Edward J. Ludwig	Director
Stephan P. MacMillian	Director
David J. Roux	Director
John E. Sununu	Director
Ellen M. Zane	Director

Purchaser Directors and Executive Officers

Name	Position
Vance R. Brown	Director, Vice President and Secretary
Mark R. Slicer	Director, Vice President and Corporate Controller
Michael F. Mahoney	President
Daniel J. Brennan	Vice President and Chief Financial Officer
Robert J. Castagna	Vice President and Treasurer
Douglas J. Cronin	Vice President, Corporate Tax
Timothy A. Pratt	Vice President and General Counsel
Robert D. Jacob	Assistant Secretary

        Michael F. Mahoney became our President, Chief Executive Officer and a director in November 2012. He served as President of the Company from October 17, 2011 until assuming his current role. Mr. Mahoney is a citizen of the United States of America.

        Kevin J. Ballinger has served as Senior Vice President and President, Interventional Cardiology for BSC since January 2013 and continues to serve in that role. He was President, Interventional Cardiology of BSC from July 2011 to January 2013. Mr. Ballinger is a citizen of the United States of America.

        Supratim Bose has served as Executive Vice President and President, Asia-Pacific, Middle East and Africa of BSC since January 2013 and continues to serve in that role. Mr. Bose joined BSC in December 2011 as Executive Vice President and President, Asia-Pacific and served in that role until he also assumed responsibility for EndoChoice's Middle East and Africa units. Mr. Bose is a citizen of Singapore.

        Daniel J. Brennan has served as Executive Vice President and Chief Financial Officer of BSC since January 2014. He continues to serve in this role. Prior to that, he was the Company's Senior Vice President and Corporate Controller, a role he served in since January of 2010. He has served as Vice President and Chief Financial Officer of the Purchaser since September 2016 and continues to serve in these roles. Mr. Brennan is a citizen of the United States of America.

        Arthur Butcher has served as Senior Vice President and President, Endoscopy of BSC since July 2016 and continues to serve in that role. He was previously Vice President and General Manager, Japan Endoscopy Business form August 2014. Since joining BSC in 1997, he has held a variety of marketing and strategic planning management positions within the Endoscopy and Urology and Pelvic Health Divisions. Mr. Butcher is a citizen of the United States of America.

        Wendy Carruthers has served as Senior Vice President, Human Resources of BSC since December 2012 and continues to serve in this role. She served as the head of Human Resources on an interim basis from August 2012 to November 2012. Prior to her current role, she served as our Vice President of Global Talent Management from January 2011 to November 2012. Ms. Carruthers is a citizen of the United Kingdom.

        Keith D. Dawkins, M.D. has served as Executive Vice President and Global Chief Medical Officer of BSC since January 2012 and continues to serve in these roles. Prior to that, beginning on May 2010, he was Senior Vice President and Chief Medical Officer of BSC's Cardiology, Rhythm and Vascular Group. Mr. Dawkins is a citizen of United Kingdom.

        Joseph M. Fitzgerald has served as Executive Vice President and President, Rhythm Management of BSC since February 2014 and continues to serve in these roles. He previously served as Senior Vice President and President, Cardiac Rhythm Management of BSC from July 2011. He served as Senior Vice President and President, Endovascular of BSC from February 2010 until July 2011. Mr. Fitzgerald is a citizen of the United States of America.

        Edward F. Mackey has served as Executive Vice President, Operations of BSC since February 2015 and continues to serve in that role. Prior to joining BSC, Mr. Mackey was Worldwide President of DePuy Synthes Power Tools, a division of Johnson & Johnson from November 2012 to January 2015, and Vice President of Integration for Johnson & Johnson's acquisition of Synthes from June 2010 to November 2012. Mr. Mackey is a citizen of the United States of America.

        Jeffrey B. Mirviss has served as Senior Vice President and President, Peripheral Interventions of BSC since January 2013 and continues to serve in that role. He was President, Peripheral Interventions from July 2011 to January 2013. Mr. Mirviss is a citizen of the United States of America.

        Maulik Nanavaty has served as Senior Vice President and President, Neuromodulation of BSC since September 2011 and continues to serve in these roles. Mr. Nanavaty is a citizen of the United States of America.

        Michael P. Phalen has served as Executive Vice President and President, MedSurg of BSC since January 2012 and continues to serve in these roles. Prior to his current role, he served as Executive Vice President and President, International from January 2011. Mr. Phelan is a citizen of the United States of America.

        David A. Pierce has served as Senior Vice President and President, Urology and Pelvic Health of BSC since July 2016 and continues to serve in that role. He previously served as Senior Vice President and President, Endoscopy of BSC from January 2011. Mr. Pierce is a citizen of the United States of America.

        Timothy A. Pratt has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BSC since February 2010 and continues to serve in these roles. He has served as Vice President and General Counsel of the Purchaser since September 2016 and continues to serve in these roles. Mr. Pratt is a citizen of the United States of America.

        John Bradley Sorenson has served as Senior Vice President, Manufacturing and Supply Chain of BSC since November 2014 and continues to serve in that role. Prior to his current role, he held a variety of Operations positions at BSC, supporting the Cardiac Rhythm Management, Neuromodulation, Interventional Cardiology, Peripheral Interventions and Structural Heart businesses. For six years prior to his current appointment, he served as Multi-Site Vice President, Operations. Mr. Sorenson is a citizen of the United States of America.

        Eric Thépaut has served as Senior Vice President and President, Europe of BSC since January 2015 and continues to serve in these roles. Prior to his current role, Mr. Thépaut was Vice President Interventional Cardiology & Structural Heart, Europe of BSC, a position he held since 2012. Prior to that, Mr. Thépaut was General Manager and Vice President of the France Group of BSC, comprised of France, Benelux and Middle East North Africa, from 2009 to 2011. Mr. Thépaut is a citizen of France.

        Nelda J. Connors has been a director of BSC since December 2009. Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, which invests in companies that offer original equipment, manufactured and remanufactured products, and aftermarket services. Ms. Connors is a citizen of the United States of America.

        Charles J. Dockendorff has been a director of BSC since April 2015. He was Executive Vice President and Chief Financial Officer of Covidien plc, a publicly traded medical device and supplies company, a position he held at Covidien and its predecessor, Tyco Healthcare, from 1995 to 2015. Mr. Dockendorff is a citizen of the United States of America.

        Yoshiaki Fujimori has been a director of BSC since July 2016. He is an adviser to the LIXIL Group Corporation, for which he served as president and Chief Executive Officer from 2011 to 2016. Mr. Fujimori is a citizen of Japan.

        Donna A. James has been a director of BSC since July 2015. She is the founder of Lardon & Associates LLC, a business development and executive advisory services firm, where she has served as president and managing director since April 2006. Ms. James is a citizen of the United States of America.

        Kristina M. Johnson, Ph.D. has been a director of BSC since January 2011. Dr. Johnson has served as the Chief Executive Officer of Cube Hydro Partners, LLC, an independent power producer of clean energy, since 2014, and of Enduring Hydro, LLC, an energy consulting firm, since 2011. Dr. Johnson has served as a director of AES Corporation since 2011 and Cisco Systems, Inc. since 2012. Ms. Johnson is a citizen of the United States of America.

        Edward J. Ludwig has been a director of BSC since March 2014. Mr. Ludwig is the former Chairman of the Board of Becton, Dickinson and Company, or BDX, a global medical technology company, having served in that position from February 2002 through June 2012. He also served as BDX's Chief Executive Officer from January 2000 to September 2011. Mr. Ludwig is a citizen of the United States of America.

        Stephen P. MacMillan has been a director of BSC since April 2015. He is currently the Chairman, President and CEO of Hologic, Inc., a position he has held since June 2015, and he served as President and CEO of Hologic, Inc., since December 2013. Prior to assuming his role with Hologic, Mr. MacMillan was the Chief Executive Officer of sBioMed, LLC, a medical research company, from October 2012 to December 2013. From 2003 to 2012, Mr. MacMillan served in various roles at Stryker Corporation, including President from June 2003 to February 2012, Chief Executive Officer from January 2005 to February 2012 and Chairman from January 2010 to February 2012. Mr. MacMillan is a citizen of the United States of America.

        David J. Roux has been a director of BSC since January 2014. Mr. Roux is a co-founder and Senior Director of Silver Lake, a private equity firm focused on technology investing. He was formerly Chairman and Chief Executive Officer of Liberate Technologies, Executive Vice President at Oracle Corporation and Senior Vice President at Lotus Development. Mr. Roux served as a member of the boards of directors of Avaya Inc. from December 2008 until December 2012, Avaya Holdings Corp. from January 2007 until December 2012, Serena Software, Inc. from March 2006 until March 2011 and Intelsat S.A. from May 2010 until January 2012. Mr. Roux is a citizen of the United States of America.

        John E. Sununu has been a director of BSC since April 2009. He serves on the board of directors of Time Warner Cable, Inc. He holds B.S. and M.S. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Sununu is a citizen of the United States of America.

        Ellen M. Zane has been a director of BSC since April 2, 2016 and continues to serve in that role. Ms. Zane is CEO Emeritus and Vice Chair of the board of trustees at Tufts Medical Center & Floating Hospital for Children, and from 2004 to 2011, she served as its President and Chief Executive Officer. Ms. Zane is also currently a member of the board of directors at Brooks Automation, a publicly traded global provider of automation, vacuum and instrumentation solutions, Parexel International Corporation, a publicly traded global bio-pharmaceutical services company, Haemonetics Corporation, a publicly traded global blood management solutions company. Ms. Zane is a citizen of the United States of America.

        Vance R. Brown has served as Vice President and Chief Corporate Counsel of BSC since September 2011 and continues to serve in that role. In addition, he has served as a director, Vice President and Secretary of the Purchaser since September 2016 and continues to serve in these roles. Mr. Brown is a citizen of Canada.

        Mark R. Slicer has Senior Vice President and Corporate Controller at BSC since 2013 and continues to serve in these roles. Prior to that, and since 2009, he was Vice President of Finance of Endoscopy, Urology and Women's Health Divisions. In addition, he has been a director of the Purchaser since September 2016 and continues to serve in that role. He has been Vice President and Corporate Controller of the Purchaser since September 2016 and continues to serve in these roles. Mr. Slicer is a citizen of the United States of America.

        Robert J. Castagna has served as Vice President and Treasurer of BSC since November 2011 and continues to serve in that role. Prior to this Mr. Castagna was Assistant Treasurer of BSC since 2002 and various other financial roles at BSC since 1997. In addition, he has served as Vice President and Treasurer of the Purchaser since September 2016 and continues to serve in that role. Mr. Castagna is a citizen of the United States of America.

        Douglas J. Cronin has served as Vice President, Corporate Tax of BSC since 2005 and continues to serve in that role. In addition, he has served as Vice President, Corporate Tax of the Purchaser since September 2016 and continues to serve in that role. Mr. Cronin is a citizen of the United States.

        Robert D. Jacob has served as Senior Managing Counsel, Global Corporate Operations of BSC since July 2014 and continues to serve in that role. He was General Counsel, International Corporate Operations from October 2006 to July 2014. In addition, he has served as Assistant Secretary of the Purchaser since September 2016 and continues to serve in that role. Mr. Jacob is a citizen of the United States of America.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of EndoChoice or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer to Purchase is:

By Mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042
Phone: Toll-free (877) 248-6417
(718) 921-8317
Fax: (718) 234-5001	By Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Other Information:

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

48 Wall Street
New York, NY 10005
Shareholders may call toll free: (800) 487-4870
Banks and Brokers may call collect: (212) 269-5550
gi@dfking.com